Exhibit 99.2

TABLE OF CONTENTS

INTERIM UNAUDITED FINANCIAL INFORMATION OF RAYTHEON COMPANY FOR THE THREE-MONTH
PERIODS ENDED MARCH 31, 2019 AND APRIL 1, 2018 AND SIX MONTH-PERIODS ENDED JUNE 30, 2019 AND
JULY 1, 2018

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

RAYTHEON COMPANY

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions, except per share amounts)	Mar 31, 2019	Dec 31, 2018
Assets
Current assets
Cash and cash equivalents	$2,093	$3,608
Receivables, net	1,424	1,648
Contract assets	5,971	5,594
Inventories	882	758
Prepaid expenses and other current assets	586	529
Total current assets	10,956	12,137
Property, plant and equipment, net	2,899	2,840
Operating lease right-of-use assets	816	805
Goodwill	14,882	14,864
Other assets, net	2,023	2,024
Total assets	$31,576	$32,670

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities
Commercial paper and current portion of long-term debt	$800	$300
Contract liabilities	2,930	3,309
Accounts payable	1,361	1,964
Accrued employee compensation	995	1,509
Other current liabilities	1,594	1,381
Total current liabilities	7,680	8,463
Accrued retiree benefits and other long-term liabilities	6,848	6,922
Long-term debt	4,256	4,755
Operating lease liabilities	652	647
Commitments and contingencies (Note 12)

Redeemable noncontrolling interests	432	411

Equity
Raytheon Company stockholders’ equity
Common stock, par value, $0.01 per share, 1,450 shares authorized, 280 and 282 shares outstanding at March 31, 2019 and December 31, 2018, respectively	3	3
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(8,399)	(8,618)
Retained earnings	20,104	20,087
Total Raytheon Company stockholders’ equity	11,708	11,472
Noncontrolling interests in subsidiaries	—	—
Total equity	11,708	11,472
Total liabilities, redeemable noncontrolling interests and equity	$31,576	$32,670

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In millions, except per share amounts)	Mar 31, 2019	Apr 1, 2018
Net sales
Products	$5,562	$5,254
Services	1,167	1,013
Total net sales	6,729	6,267
Operating expenses
Cost of sales—products	4,002	3,737
Cost of sales—services	875	795
General and administrative expenses	739	694
Total operating expenses	5,616	5,226
Operating income	1,113	1,041
Non-operating (income) expense, net
Retirement benefits non-service expense	181	239
Interest expense	44	47
Interest income	(13)	(7)
Other (income) expense, net	(20)	5
Total non-operating (income) expense, net	192	284
Income from continuing operations before taxes	921	757
Federal and foreign income taxes	146	133
Income from continuing operations	775	624
Income (loss) from discontinued operations, net of tax	—	(1)
Net income	775	623
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	(6)	(10)
Net income attributable to Raytheon Company	$781	$633

Basic earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$2.77	$2.20
Income (loss) from discontinued operations, net of tax	—	—
Net income	2.77	2.20
Diluted earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$2.77	$2.20
Income (loss) from discontinued operations, net of tax	—	—
Net income	2.77	2.19
Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$781	$634
Income (loss) from discontinued operations, net of tax	—	(1)
Net income	$781	$633

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
Net income	$775	$623
Other comprehensive income (loss), before tax:
Pension and other postretirement benefit plans, net:
Amortization of prior service cost	1	1
Amortization of net actuarial loss	276	347
Pension and other postretirement benefit plans, net	277	348
Foreign exchange translation	8	24
Cash flow hedges	(10)	(10)
Unrealized gains (losses) on investments and other, net	—	—
Other comprehensive income (loss), before tax	275	362
Income tax benefit (expense) related to items of other comprehensive income (loss)	(56)	(71)
Other comprehensive income (loss), net of tax	219	291
Reclassification of stranded tax effects	—	(1,451)
Total comprehensive income (loss)	994	(537)
Less: Comprehensive income (loss) attributable to noncontrolling interests in subsidiaries	(6)	(10)
Comprehensive income (loss) attributable to Raytheon Company	$1,000	$(527)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(In millions)	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total Raytheon Company stockholders’ equity	Noncontrolling interests in subsidiaries(1)	Total equity
Balance at December 31, 2018	$3	$—	$(8,618)	$20,087	$11,472	—	$11,472
Net income (loss)				781	781	—	781
Other comprehensive income (loss), net of tax			219		219		219
Adjustment of redeemable noncontrolling interests to redemption value				5	5		5
Dividends declared		1		(265)	(264)		(264)
Common stock plans activity		61			61		61
Share repurchases		(62)		(504)	(566)		(566)
Balance at March 31, 2019	$3	$—	$(8,399)	$20,104	$11,708	—	$11,708

Balance at December 31, 2017	$3	$—	$(7,935)	$17,895	$9,963	$—	$9,963
Net income (loss)				633	633	—	633
Other comprehensive income (loss), net of tax			291		291		291
Reclassification of stranded tax effects			(1,451)	1,451	—		—
Adjustment of redeemable noncontrolling interests to redemption value				11	11		11
Dividends declared		1		(252)	(251)		(251)
Common stock plans activity		62			62		62
Share repurchases		(63)		(409)	(472)		(472)
Balance at April 1, 2018	$3	$—	$(9,095)	$19,329	$10,237	$—	$10,237
(1)	Excludes redeemable noncontrolling interests which are not considered equity. See “Note 13: Redeemable Noncontrolling Interests” for additional information.

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
Cash flows from operating activities
Net income	$775	$623
(Income) loss from discontinued operations, net of tax	—	1
Income from continuing operations	775	624
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of the effect of acquisitions and divestitures
Depreciation and amortization	140	135
Stock-based compensation	59	63
Deferred income taxes	(44)	(77)
Changes in assets and liabilities
Receivables, net	236	(314)
Contract assets and contract liabilities	(731)	(174)
Inventories	(124)	(46)
Prepaid expenses and other current assets	(59)	138
Income taxes receivable/payable	181	290
Accounts payable	(484)	(167)
Accrued employee compensation	(523)	(420)
Other current liabilities	3	(60)
Accrued retiree benefits	219	306
Other, net	(59)	(15)
Net cash provided by (used in) operating activities from continuing operations	(411)	283
Net cash provided by (used in) operating activities from discontinued operations	—	1
Net cash provided by (used in) operating activities	(411)	284
Cash flows from investing activities
Additions to property, plant and equipment	(274)	(219)
Additions to capitalized internal use software	(10)	(12)
Maturities of short-term investments	—	309
Payments for purchases of acquired companies, net of cash received	(8)	—
Other	—	(1)
Net cash provided by (used in) investing activities	(292)	77
Cash flows from financing activities
Dividends paid	(245)	(230)
Net borrowings (payments) on commercial paper	—	—
Repurchases of common stock under share repurchase programs	(500)	(400)
Repurchases of common stock to satisfy tax withholding obligations	(66)	(72)
Other	(5)	(5)
Net cash provided by (used in) financing activities	(816)	(707)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,519)	(346)
Cash, cash equivalents and restricted cash at beginning of the year	3,624	3,115
Cash, cash equivalents and restricted cash at end of period	$2,105	$2,769

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: Basis of Presentation

We prepared the accompanying unaudited consolidated financial statements of Raytheon Company and all wholly-owned, majority-owned or otherwise controlled subsidiaries on the same basis as our annual audited financial statements. We condensed or omitted certain information and footnote disclosures normally included in our annual audited financial statements, which we prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The accompanying unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements. As used in this report, the terms “we,” “us,” “our,” “Raytheon” and the “Company” mean Raytheon Company and its subsidiaries, unless the context indicates another meaning.

In the opinion of management, our financial statements reflect all adjustments, which are of a normal recurring nature, necessary for presentation of financial statements for interim periods in accordance with U.S. GAAP and with the instructions to Form 10-Q in Article 10 of Securities and Exchange Commission (SEC) Regulation S-X. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates, and any such differences may be material to our financial statements.

Effective January 1, 2019, we adopted the requirements of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) using the modified retrospective approach as discussed below in “Note 2: Accounting Standards.” We reclassified certain balance sheet amounts to conform to our current period presentation. All amounts disclosed in this Exhibit 99.2 to this Current Report on 8-K reflect these changes.

Note 2: Accounting Standards

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability for most lease arrangements. Effective January 1, 2019, we adopted the requirements of the new lease standard using the modified retrospective approach, applying the new lease requirements at the beginning of the earliest period presented. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which, among other things, allows us to carry forward the historical lease classification. We did not elect the practical expedient to use hindsight in determining the lease term and in assessing impairment of right-of-use assets. The standard resulted in the recognition of operating lease right-of-use assets of $805 million and operating lease liabilities of $841 million, of which $194 million was classified as current and is included in other current liabilities in our consolidated balance sheet as of December 31, 2018, with immaterial changes to other balance sheet accounts. The standard had no impact on our results of operations or cash flows. In addition, new disclosures are provided to enable users to assess the amount, timing and uncertainty of cash flows arising from leases.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement: Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which eliminates the disclosure requirement of the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and modifies certain disclosure requirements related to Level 3 recurring and nonrecurring fair value measurements. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. Effective January 1, 2019, we elected to early adopt the requirements of the new standard on a prospective basis. The standard did not have an impact on our financial position, results of operations or liquidity.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-24): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. Effective January 1, 2019, we elected to early adopt the requirements of the new standard on a prospective basis. The standard did not have a material impact on our financial position, results of operations or liquidity.

Other new pronouncements adopted and issued but not effective until after March 31, 2019 did not and are not expected to have a material impact on our financial position, results of operations or liquidity.

Note 3: Significant Accounting Policies Update

Our significant accounting policies are detailed in “Note 1: Summary of Significant Accounting Policies” within Exhibit 99.1 to this Current Report on Form 8-K. Significant changes to our accounting policies as a result of adopting Topic 842 are discussed below:

Leases—We determine if an arrangement is a lease or contains an embedded lease at inception. For lease agreements with both lease and nonlease components (e.g., common-area maintenance costs), we account for the nonlease components separately. Consideration is allocated to the lease and nonlease components based on the estimated standalone prices.

All of our leases are operating leases. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. The current portion of operating lease liabilities is included in other current liabilities in our consolidated balance sheets. For the majority of our leases, the discount rate used to determine the present value of the lease payments is our incremental borrowing rate as of the lease commencement date, as the implicit rate is not readily determinable. The operating lease right-of-use assets also includes any initial direct costs and any lease payments made at or before the commencement date, and is reduced for any unrestricted incentives received at or before the commencement date.

Some of our leases include options to extend or terminate the lease. We include these options in the recognition of our right-of-use assets and lease liabilities when it is reasonably certain that we will exercise the option. Very few of our leases include variable lease-related payments, such as escalation clauses based on consumer price index (CPI) rates, or residual guarantees. Variable payments that are based on an index or a rate are included in the recognition of our right-of-use assets and lease liabilities using the index or rate at lease commencement; however, changes to these lease payments due to rate or index updates are recorded as rent expense in the period incurred. Amounts probable of payment under residual guarantees are also included in the recognition of our right-of-use assets and lease liabilities.

Note 4: Changes in Estimates under Percentage of Completion Contract Accounting

We have a companywide standard and disciplined quarterly Estimate at Completion (EAC) process in which management reviews the progress and execution of our performance obligations. As part of this process, management reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include management’s judgment about the ability and cost to achieve the schedule (e.g., the number and type of milestone events), technical requirements (e.g., a newly-developed product versus a mature product) and other contract requirements. Management must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases in wages and prices for materials and related support cost allocations), execution by our subcontractors, the availability and timing of funding from our customer, and overhead cost rates, among other variables. These estimates also include the estimated cost of satisfying our industrial cooperation agreements, sometimes in the form of either offset obligations or in-country industrial participation (ICIP) agreements, required under certain contracts. These obligations may or may not be distinct depending on their nature.

Based on this analysis, any quarterly adjustments to net sales, cost of sales and the related impact to operating income are recognized as necessary in the period they become known. These adjustments may result from positive program performance, and may result in an increase in operating income during the performance of individual performance obligations, if we determine we will be successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance obligations or realizing related opportunities. Likewise, these adjustments may result in a decrease in operating income if we determine we will not be successful in mitigating these risks or realizing related opportunities. Changes in estimates of net sales, cost of sales and the related impact to operating income are recognized quarterly on a cumulative catch-up basis, which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a performance obligation’s percentage of completion. A significant change in one or more of these estimates could affect the profitability of one or more of our performance obligations. When estimates of total costs to be incurred exceed total estimates of revenue to be earned on a performance obligation related to complex aerospace or defense equipment or related services, or product maintenance or separately priced extended warranty, a provision for the entire loss on the performance obligation is recognized in the period the loss is identified.

Net EAC adjustments had the following impact on our operating results:

	Three Months Ended
(In millions, except per share amounts)	Mar 31, 2019	Apr 1, 2018
Operating income	$123	$115
Income from continuing operations attributable to Raytheon Company	97	91
Diluted earnings per share (EPS) from continuing operations attributable to Raytheon Company	$0.34	$0.32

In addition, net revenue recognized from our performance obligations satisfied in previous periods was $158 million and $138 million in the first quarters of 2019 and 2018, respectively. This primarily relates to EAC adjustments that impacted revenue.

Note 5: Earnings Per Share (EPS)

We compute basic and diluted EPS using actual income from continuing operations attributable to Raytheon Company common stockholders, income (loss) from discontinued operations attributable to Raytheon Company common stockholders and net income attributable to Raytheon Company, and our actual weighted-average shares outstanding rather than the numbers presented within our unaudited consolidated financial statements, which are rounded to the nearest million. As a result, it may not be possible to recalculate EPS as presented in our unaudited consolidated financial statements. Furthermore, it may not be possible to recalculate EPS attributable to Raytheon Company common stockholders by adjusting EPS from continuing operations by EPS from discontinued operations.

We include all unvested stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, in the number of shares outstanding in our basic EPS calculation as they are considered participating securities. As a result, we have included all of our outstanding unvested awards of restricted stock, as well as restricted stock units (RSUs) and Long-term Performance Plan (LTPP) awards that meet the retirement eligible criteria in our calculation of basic EPS. We disclose EPS for common stock and unvested stock-based payment awards, and separately disclose distributed and undistributed earnings. Distributed earnings represent common stock dividends and dividends earned on unvested awards of restricted stock and stock-based payment awards of retirement eligible employees. Undistributed earnings represent earnings that were available for distribution but were not distributed. Common stock and unvested stock-based payment awards earn dividends equally.

As described in “Note 13: Redeemable Noncontrolling Interests,” we record redeemable noncontrolling interest related to Vista Equity Partners’ interest in Forcepoint. We reflect the redemption value adjustments related to this redeemable noncontrolling interest in both the basic and diluted EPS calculation for the portion of redemption value that is in excess of the fair value of noncontrolling interest. There was no impact to basic or diluted EPS in the first quarters of 2019 or 2018.

EPS from continuing operations attributable to Raytheon Company common stockholders and unvested stock-based payment awards was as follows:

	Three Months Ended
	Mar 31, 2019	Apr 1, 2018
Basic EPS attributable to Raytheon Company common stockholders:
Distributed earnings	$0.94	$0.87
Undistributed earnings	1.83	1.33
Total	$2.77	$2.20
Diluted EPS attributable to Raytheon Company common stockholders:
Distributed earnings	$0.94	$0.87
Undistributed earnings	1.83	1.33
Total	$2.77	$2.20

Income attributable to participating securities was as follows:

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
Income from continuing operations attributable to participating securities	$8	$7
Income (loss) from discontinued operations, net of tax attributable to participating securities	—	—
Net income attributable to participating securities	$8	$7

The weighted-average shares outstanding for basic and diluted EPS were as follows:

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
Shares for basic EPS(1)	281.9	288.5
Effect of dilutive securities	0.3	0.3
Shares for diluted EPS	282.2	288.8

(1)	Includes 2.8 million and 3.2 million participating securities for the first quarters of 2019 and 2018, respectively.

Note 6: Inventories

Inventories consisted of the following:

(In millions)	Mar 31, 2019	Dec 31, 2018
Materials and purchased parts	$74	$75
Work in process	785	662
Finished goods	23	21
Total	$882	$758

Precontract costs are costs incurred to fulfill a contract prior to contract award. Precontract costs, including general and administrative expenses that are specifically chargeable to the customer, are deferred in inventories if we determine that the costs are probable of recovery under a specific anticipated contract. All other precontract costs, including start-up costs, are expensed as incurred. Costs that are deferred are recognized as contract costs upon the receipt of the anticipated contract. We included deferred precontract costs of $238 million and $163 million in inventories as work in process at March 31, 2019 and December 31, 2018, respectively.

Note 7: Contract Assets and Contract Liabilities

Our contract assets consist of unbilled amounts typically resulting from sales under long-term contracts when the cost-to-cost method of revenue recognition is utilized and revenue recognized exceeds the amount billed to the customer. Our contract liabilities consist of advance payments and billings in excess of costs incurred and deferred revenue. The noncurrent portion of deferred revenue is included in accrued retiree benefits and other long-term liabilities in our consolidated balance sheets.

Net contract assets (liabilities) consisted of the following:

(In millions, except percentages)	Mar 31, 2019	Dec 31, 2018	$ Change	% Change
Contract assets	$5,971	$5,594	$377	6.7%
Contract liabilities—current	(2,930)	(3,309)	379	(11.5)%
Contract liabilities—noncurrent	(141)	(150)	9	(6.0)%
Net contract assets (liabilities)	$2,900	$2,135	$765	35.8%

The $765 million increase in our net contract assets (liabilities) from December 31, 2018 to March 31, 2019 was primarily due to a $379 million decrease in our current contract liabilities, primarily driven by revenue recognized on certain international programs with milestone payments or advances, and a $377 million increase in our contract assets, principally due to contractual billing terms on U.S. government and foreign military sales contracts and the timing of pending approvals on direct commercial sales contracts for precision guided munitions to certain Middle Eastern customers. For direct commercial sales contracts for which we are required to obtain regulatory approvals, we recognize revenue based on the likelihood of obtaining such approvals. At March 31, 2019, we had approximately $2.4 billion of total contract value, recognized approximately $1.1 billion of sales for work performed to date and received approximately $850 million in advances on contracts for precision guided munitions to certain Middle Eastern customers for which U.S. government approval is pending. On a contract by contract basis, and excluding advances billed but not received, we had $600 million and $350 million of net contract assets and net contract liabilities, respectively, related to these contracts.

In the first quarters of 2019 and 2018, we recognized revenue of $894 million and $652 million related to our contract liabilities at January 1, 2019 and January 1, 2018, respectively.

Impairment losses recognized on our receivables and contract assets were de minimis in the first quarters of 2019 and 2018.

Note 8: Deferred Commissions

Our incremental direct costs of obtaining a contract, which consist of sales commissions primarily for our security software sales at Forcepoint, are deferred and amortized over the period of contract performance or a longer period, generally the estimated life of the customer relationship, if renewals are expected and the renewal commission is not commensurate with the initial commission. We classify deferred commissions as current or noncurrent based on the timing of when we expect to recognize the expense. The current and noncurrent portions of deferred commissions are included in prepaid expenses and other current assets, and other assets, net, respectively, in our consolidated balance sheets. At March 31, 2019 and December 31, 2018, we had deferred commissions of $51 million and $55 million, respectively. Amortization expense related to deferred commissions was $4 million and $8 million in the first quarters of 2019 and 2018, respectively.

Note 9: Acquisitions, Divestitures and Goodwill

In pursuing our business strategies, we acquire and make investments in certain businesses that meet strategic and financial criteria, and divest of certain non-core businesses, investments and assets when appropriate. We did not have any divestitures in the first quarter of 2019.

In 2013, we formed the Range Generation Next LLC (RGNext) joint venture with General Dynamics Information Technology (GDIT) through our Intelligence, Information and Services (IIS) segment, in which we held a 50% equity ownership that was accounted for using the equity method. On February 8, 2019, we amended and restated the RGNext joint venture agreement and acquired an additional 10% equity ownership in the joint venture, increasing our equity ownership to 60% and giving us control of the operations of RGNext. Effective as of February 8, 2019, we consolidate the results of RGNext in our consolidated financial statements and report its results in our IIS segment. We also remeasured our equity method investment in RGNext to fair value, which resulted in a non-cash gain of $21 million that was recorded in operating income through a reduction to cost of sales at our IIS segment; recognized redeemable noncontrolling interest for GDIT’s interest in RGNext at a fair value of $32 million; and recognized $90 million of net assets, including cash acquired, at fair value. As part of our purchase price allocation, we recorded $19 million of goodwill, primarily related to the value of the existing workforce, and $34 million of intangible assets, primarily related to customer relationships with a weighted-average life of 7 years.

Pro forma financial information and revenue from the date of acquisition has not been provided as it is not material.

A rollforward of goodwill by segment was as follows:

(In millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint(1)	Total
Balance at December 31, 2018	$1,704	$2,965	$4,154	$4,103	$1,938	$14,864
Acquisitions	—	19	—	—	—	19
Effect of foreign exchange rates and other	(1)	—	—	—	—	(1)
Balance at March 31, 2019	$1,703	$2,984	$4,154	$4,103	$1,938	$14,882

(1)	At March 31, 2019, Forcepoint’s fair value was estimated to exceed its net book value by approximately $900 million. As discussed in “Note 13: Redeemable Noncontrolling Interests,” we are required to determine Forcepoint’s fair value on a quarterly basis due to the accounting related to the redeemable noncontrolling interest.

Note 10: Derivatives and Other Financial Instruments

Derivatives—Our primary market exposures are to foreign exchange rates and interest rates, and we use certain derivative financial instruments to help manage these exposures. We execute these instruments with financial institutions that we judge to be credit-worthy. The majority of our foreign currency forward contracts are denominated in currencies of major industrial countries. We do not hold or issue derivative financial instruments for trading or speculative purposes.

We use foreign currency forward contracts to fix the functional currency value of specific commitments, payments and receipts denominated in foreign currencies. The aggregate notional amount of our outstanding foreign currency forward contracts was $1,843 million and $1,772 million at March 31, 2019 and December 31, 2018, respectively. The net notional exposure of these contracts was $777 million and $840 million at March 31, 2019 and December 31, 2018, respectively.

The fair value of asset derivatives included in other assets, net and liability derivatives included in other current liabilities in our consolidated balance sheets related to foreign currency forward contracts were as follows:

(In millions)	Mar 31, 2019	Dec 31, 2018
Asset derivatives	$14	$26
Liability derivatives	23	34

The fair value of these derivatives is Level 2 in the fair value hierarchy because they are determined based on a market approach utilizing externally quoted forward rates for similar contracts.

Our foreign currency forward contracts contain offset or netting provisions to mitigate credit risk in the event of counterparty default, including payment default and cross default. We measure and record the impact of counterparty credit risk into our valuation and at March 31, 2019 and December 31, 2018, the fair value of our counterparty default exposure was less than $1 million and was spread across numerous highly rated counterparties.

There were no interest rate swaps outstanding at March 31, 2019 or December 31, 2018.

Other Financial Instruments—We hold financial instruments, including cash and cash equivalents, commercial paper and long-term debt. The carrying amounts for cash and cash equivalents and commercial paper approximated their fair values. The carrying value of long-term debt was recorded at amortized cost. The estimated fair value of long-term debt was determined based on quoted prices in inactive markets, which falls within Level 2 of the fair value hierarchy. The carrying value and estimated fair value of long-term debt were as follows:

(In millions)	Mar 31, 2019	Dec 31, 2018
Carrying value of long-term debt(1)	$4,756	$4,755
Fair value of long-term debt(2)	5,202	5,063
(1)	Carrying value of long-term debt at March 31, 2019 includes current portion of long-term debt carrying value of $500 million.

(2)	Fair value of long-term debt at March 31, 2019 includes current portion of long-term debt fair value of $508 million.

At March 31, 2019, short-term commercial paper borrowings outstanding were $300 million, which had a weighted-average interest rate and original maturity period of 2.551% and 6 days, respectively. At December 31, 2018, short-term commercial paper borrowings outstanding were $300 million, which had a weighted-average interest rate and original maturity period of 2.954% and 16 days, respectively. The commercial paper notes outstanding have original maturities of not more than 90 days from the date of issuance.

Supplemental Cash Flow Information—Cash and cash equivalents reported within our consolidated balance sheets excludes restricted cash of $12 million and $16 million at March 31, 2019 and December 31, 2018, respectively, which for purposes of our consolidated statements of cash flows, is included in cash, cash equivalents and restricted cash.

Note 11: Leases

We enter into operating leases primarily for: real estate, including for manufacturing, engineering, research, administration, sales and warehousing facilities; information technology (IT) equipment; and other equipment. At March 31, 2019 and December 31, 2018, we did not have any finance leases. Approximately 90% of our future lease commitments, and related lease liability, relate to our real estate leases. Some of our leases also include options to extend the lease or terminate the lease. A small portion of our leases include variable escalation clauses, which are typically based on CPI rates, or other variable lease-related payments.

The components of lease expense were as follows:

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
Operating lease cost	$53	$58
Variable lease cost(1)	—	—
Sublease income(1)	—	—
Total lease cost	$53	$58

(1)	Variable lease cost was expense of less than $1 million and sublease income was income of less than $1 million, in both the first quarters of 2019 and 2018.

Gains and losses on sale and leaseback transactions were de minimis in both the first quarters of 2019 and 2018.

At March 31, 2019, our future lease payments under non-cancellable leases were as follows:

(In millions)
2019 (excluding the three months ended March 31, 2019)	$167
2020	189
2021	164
2022	127
2023	90
Thereafter	238
Total future lease payments(1)	975
Imputed interest	(122)
Total lease liabilities	$853
(1)	Total future lease payments excluded $27 million of future lease payments related to leases that were signed but had not yet commenced as of March 31, 2019.

Our lease liabilities recognized in our consolidated balance sheet at March 31, 2019 were as follows:

(In millions)
Operating lease liabilities—current	$201
Operating lease liabilities—noncurrent	652
Total lease liabilities	$853

The weighted-average remaining lease term related to our operating leases was 8 years and 7 years as of March 31, 2019 and December 31, 2018, respectively. The weighted-average discount rate related to our operating leases was 3.1% as of March 31, 2019 and December 31, 2018.

Other information related to leases was as follows:

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
Cash paid for amounts included in the measurement of operating lease liabilities	$61	$62
Right-of-use assets obtained in exchange for new operating lease obligations	56	38

There were no material restrictions or covenants imposed by our leases at March 31, 2019 or December 31, 2018. In addition, we do not have any related party leases and our sublease transactions are de minimis.

Note 12: Commitments and Contingencies

Environmental Matters—We are involved in various stages of investigation and cleanup related to remediation of various environmental sites. Our estimate of the liability of total environmental remediation costs includes the use of a discount rate and takes into account that a portion of these costs is eligible for future recovery through the pricing of our products and services to the U.S. government. We regularly assess the probability of recovery of these costs, which requires us to make assumptions about the extent of cost recovery under our contracts and the amount of future contract activity. We consider such recovery probable based on government contracting regulations and our long history of receiving reimbursement for such costs, and accordingly have recorded the estimated future recovery of these costs from the U.S. government within prepaid expenses and other current assets in our consolidated balance sheets. Our estimates regarding remediation costs to be incurred were as follows:

(In millions, except percentages)	Mar 31, 2019	Dec 31, 2018
Total remediation costs—undiscounted	$197	$193
Weighted-average discount rate	5.1%	5.1%
Total remediation costs—discounted	$136	$128
Recoverable portion	88	82

We also lease certain government-owned properties and generally are not liable for remediation of preexisting environmental contamination at these sites. As a result, we generally do not provide for these costs in our consolidated financial statements.

Due to the complexity of environmental laws and regulations, the varying costs and effectiveness of alternative cleanup methods and technologies, the uncertainty of insurance coverage, and the unresolved extent of our responsibility, it is difficult to determine the ultimate outcome of environmental matters. However, we do not expect any additional liability to have a material adverse effect on our financial position, results of operations or liquidity.

Financing Arrangements and Other—We issue guarantees, and banks and surety companies issue, on our behalf, letters of credit and surety bonds, to meet various bid, performance, warranty, retention and advance payment obligations for us or our affiliates. These instruments expire on various dates through 2028. Additional guarantees of project performance for which there is no stated value also remain outstanding. The stated values outstanding consisted of the following:

(In millions)	Mar 31, 2019	Dec 31, 2018
Guarantees	$211	$201
Letters of credit	2,296	2,503
Surety bonds	80	166

All guarantees at March 31, 2019 and December 31, 2018 related to our joint venture in Thales-Raytheon Systems Air and Missile Defense Command and Control S.A.S. (TRS AMDC2). We provide these guarantees, as well as letters of credit, to TRS AMDC2 and other affiliates to assist these entities in obtaining financing on more favorable terms, making bids on contracts and performing their contractual obligations. While we expect these entities to satisfy their loans and meet their project performance and other contractual obligations, their failure to do so may result in a future obligation to us. We periodically evaluate the risk of these entities failing to meet their obligations described above. At March 31, 2019, we believe the risk that these entities will not be able to meet their obligations is minimal for the foreseeable future based on their current financial condition. All obligations were current at March 31, 2019. We had an estimated liability of $3 million at both March 31, 2019 and December 31, 2018 related to these guarantees.

As discussed in “Note 13: Redeemable Noncontrolling Interests,” under the joint venture agreement between Raytheon Company and Vista Equity Partners, Raytheon may be required to purchase Vista Equity Partners’ interest in Forcepoint.

We have entered into industrial cooperation agreements, sometimes in the form of either offset agreements or in-country industrial participation (ICIP) agreements, as a condition to obtaining orders for our products and services from certain customers in foreign countries. At March 31, 2019, the aggregate amount of our offset agreements, both agreed to and anticipated to be agreed to, had an outstanding notional value of approximately $9.3 billion. These agreements are designed to return economic value to the foreign country by requiring us to engage in activities supporting local defense or commercial industries, promoting a balance of trade, developing in-country technology capabilities or addressing other local development priorities. Offset agreements may be satisfied through activities that do not require a direct cash payment, including transferring technology, providing manufacturing, training and other consulting support to in-country projects, and the purchase by third parties (e.g., our vendors) of supplies from in-country vendors. These agreements may also be satisfied through our use of cash for activities such as subcontracting with local partners, purchasing supplies from in-country vendors, providing financial support for in-country projects and making investments in local ventures. Such activities may also vary by country depending upon requirements as dictated by their governments. We typically do not commit to offset agreements until orders for our products or services are definitive. The amounts ultimately applied against our offset agreements are based on negotiations with the customers and typically require cash outlays that represent only a fraction of the notional value in the offset agreements. Offset programs usually extend over several or more years and may provide for penalties in the event we fail to perform in accordance with offset requirements. Historically, we have not been required to pay any penalties of significance.

As a U.S. government contractor, we are subject to many levels of audit and investigation by the U.S. government relating to our contract performance and compliance with applicable rules and regulations. Agencies that oversee contract performance include: the Defense Contract Audit Agency (DCAA); the Defense Contract Management Agency (DCMA); the Inspectors General of the U.S. Department of Defense (DoD) and other departments and agencies; the Government Accountability Office (GAO); the Department of Justice (DOJ); and Congressional Committees. Other areas of our business operations may also be subject to audit and investigation by these and/or other agencies. From time to time, agencies investigate or conduct audits to determine whether our operations are being conducted in accordance with applicable requirements. Such investigations and audits may be initiated due to a number of reasons, including as a result of a whistleblower complaint. Such investigations and audits could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, the suspension of government export licenses or the suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete and many result in no adverse action against us. Our final allowable incurred costs for each year are also subject to audit and have, from time to time, resulted in disputes between us and the U.S. government, with litigation resulting at the Court of Federal Claims (COFC) or the Armed Services Board of Contract Appeals (ASBCA) or their related courts of appeals. In addition, the DOJ has, from time to time, convened grand juries to investigate possible irregularities by us. We also provide products and services to customers outside of the U.S., and those sales are subject to local government laws, regulations and procurement policies and practices. Our compliance with such local government regulations or any applicable U.S. government regulations (e.g., the Foreign Corrupt Practices Act (FCPA) and International Traffic in Arms Regulations (ITAR)) may also be investigated or audited. Other than as specifically disclosed herein, we do not expect these audits, investigations or disputes to have a material effect on our financial position, results of operations or liquidity, either individually or in the aggregate.

In addition, various other claims and legal proceedings generally incidental to the normal course of business are pending or threatened against, or initiated by, us. We do not expect any of these proceedings to result in any additional liability or gains that would materially affect our financial position, results of operations or liquidity. In connection with certain of our legal matters, we may be entitled to insurance recovery for qualified legal costs or other incurred costs. We do not expect any insurance recovery to have a material impact on the financial exposure that could result from these matters.

Note 13: Redeemable Noncontrolling Interests

Forcepoint is a cybersecurity joint venture company with Vista Equity Partners. The joint venture agreement between Raytheon and Vista Equity Partners provides Vista Equity Partners with certain rights to require Forcepoint to pursue an initial public offering at any time after four years and three months following the closing date of May 29, 2015, or pursue a sale of the company at any time after five years following the closing date. In either of these events, Raytheon has the option to purchase all, but not less than all, of Vista Equity Partners’ interest in Forcepoint for cash at a price equal to fair value as determined under the joint venture agreement. Additionally, Vista Equity Partners has the ability to liquidate its ownership through a put option. The put option allows Vista Equity Partners to require Raytheon to purchase all, but not less than all, of Vista Equity Partners’ interest in Forcepoint for cash at a price equal to fair value as determined under the joint venture agreement. Lastly, Raytheon has the option to purchase all, but not less than all, of Vista Equity Partners’ interest in Forcepoint at a price equal to fair value as determined under the joint venture agreement. The joint venture agreement provides for the process under which the parties would determine the fair value of the interest and could result in a payment by Raytheon shortly after the exercise of Vista Equity Partners’ put option or Raytheon’s purchase option; however, the ultimate timing will depend on the actions of the parties and other factors. The estimate of fair value for purposes of presenting the redeemable noncontrolling interest in our consolidated balance sheets could differ from the parties’ determination of fair value for the interest under the joint venture agreement.

Vista Equity Partners’ adjusted equity interest in the Forcepoint joint venture was 19.5% at March 31, 2019. Vista Equity Partners’ interest in Forcepoint is presented as redeemable noncontrolling interest, outside of stockholders’ equity, in our consolidated balance sheets. The redeemable noncontrolling interest is recognized at the greater of the estimated redemption value as of the balance sheet date, which was $399 million at March 31, 2019, or the carrying value, defined as the initial value adjusted for Vista Equity Partners’ share of the cumulative impact of net income (loss), other changes in accumulated other comprehensive income (loss) and additional contributions, which was $274 million at March 31, 2019. Adjustments to the redemption value over the period from the date of acquisition to the redemption date are immediately recorded to retained earnings.

As discussed in “Note 9: Acquisitions, Divestitures and Goodwill,” in February 2019, we amended and restated the RGNext joint venture agreement and acquired an additional 10% equity ownership in the joint venture, increasing our equity ownership to 60% and giving us control of the operations, with GDIT obtaining only protective rights. As a result, we now consolidate the results of RGNext in our consolidated financial statements. The amendment to the RGNext joint venture agreement provides GDIT with the ability to liquidate its ownership and receive an amount equal to its contributed capital (the redemption value). As such, GDIT’s interest in RGNext is presented as redeemable noncontrolling interest, outside of stockholders’ equity, in our consolidated balance sheets, and is recorded at the greater of its carrying value or the redemption value.

A rollforward of redeemable noncontrolling interests was as follows:

(In millions)	Forcepoint	RGNext	Total
Balance at December 31, 2018	$411	$—	$411
RGNext initial recognition	—	32	32
Net income (loss)	(7)	1	(6)
Other comprehensive income (loss), net of tax(1)	—	—	—
Adjustment of noncontrolling interests to redemption value	(5)	—	(5)
Balance at March 31, 2019	$399	$33	$432

Balance at December 31, 2017	$512	$—	$512
Net income (loss)	(10)	—	(10)
Other comprehensive income (loss), net of tax	1	—	1
Adjustment of noncontrolling interests to redemption value	(11)	—	(11)
Balance at April 1, 2018	$492	$—	$492
(1)	Other comprehensive income (loss), net of tax, related to Forcepoint was income of less than $1 million for the first quarter of 2019.

Note 14: Stockholders’ Equity

The changes in shares of our common stock outstanding were as follows:

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
Beginning balance	282.1	288.4
Stock plans activity	1.1	1.0
Share repurchases	(3.1)	(2.2)
Ending balance	280.1	287.2

From time to time, our Board of Directors authorizes the repurchase of shares of our common stock. In November 2015, our Board authorized the repurchase of up to $2.0 billion of our outstanding common stock. In November 2017, our Board also authorized the repurchase of up to an additional $2.0 billion of our outstanding common stock. At March 31, 2019, we had approximately $1.0 billion available under the 2017 repurchase program. Share repurchases will take place from time to time at management’s discretion depending on market conditions.

Share repurchases also include shares surrendered by employees to satisfy tax withholding obligations in connection with restricted stock, RSUs and LTPP awards issued to employees.

Our share repurchases were as follows:

	Three Months Ended
(In millions)	Mar 31, 2019		Apr 1, 2018
	$	Shares	$	Shares
Shares repurchased under our share repurchase programs	$500	2.8	$400	1.9
Shares repurchased to satisfy tax withholding obligations	66	0.3	72	0.3
Total share repurchases	$566	3.1	$472	2.2

In March 2019, our Board of Directors authorized an 8.6% increase to our annual dividend payout rate from $3.47 to $3.77 per share. Our Board of Directors also declared dividends of $0.9425 per share during the first quarter of 2019, compared to dividends of $0.8675 per share during the first quarter of 2018. Dividends are subject to quarterly approval by our Board of Directors.

Stock-based Compensation Plans

Restricted Stock and RSUs—During the first quarter of 2019, we granted 0.9 million combined shares of restricted stock and RSUs with a weighted-average grant-date fair value of $179.93 per share, calculated under the intrinsic value method. These awards generally vest in equal installments on each of the second, third and fourth anniversary dates of the award’s grant date.

LTPP—During the first quarter of 2019, we granted RSUs subject to the 2019–2021 LTPP plan with an aggregate target award of 0.1 million units and a weighted-average grant-date fair value of $175.93 per share. The performance goals for the 2019–2021 LTPP award are independent of each other and based on three metrics, as defined in the LTPP award agreements: return on invested capital (ROIC), weighted at 50%; total shareholder return (TSR) relative to a peer group, weighted at 25%; and cumulative free cash flow from continuing operations (CFCF), weighted at 25%. The ultimate award, which is determined at the end of the three-year cycle, can range from zero to 200% of the target award and includes dividend equivalents, which are not included in the aggregate target award numbers. The grant-date fair value is based upon the value determined under the intrinsic value method for the CFCF and ROIC portions of the award and the Monte Carlo simulation method for the TSR portion of the award.

Forcepoint Plans—Forcepoint unit appreciation rights and profits interests vest over a specified period of time and settlement is subject to a liquidity event defined as either a change in control or an initial public offering of the joint venture. In certain limited circumstances other vesting conditions may apply. The impact attributable to these other vesting conditions was income of $2 million for the first quarter of 2019 and expense of $1 million for the first quarter of 2018. At March 31, 2019, there were 174 thousand combined units and/or profits interests authorized for award under these plans.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) includes gains and losses associated with pension and other postretirement benefit (PRB) plans, foreign exchange translation adjustments, gains and losses on derivative instruments qualified as cash flow hedges included in the assessment of effectiveness, and unrealized gains (losses) on available-for-sale investments. The computation of other comprehensive income (loss) and its components are presented in the consolidated statements of comprehensive income.

A rollforward of accumulated other comprehensive income (loss) was as follows:

(In millions)	Pension and PRB plans, net(1)	Foreign exchange translation	Cash flow hedges(2)	Unrealized gains (losses) on investments and other, net(3)	Total
Balance at December 31, 2018	$(8,483)	$(131)	$(2)	$(2)	$(8,618)
Before tax amount	277	8	(10)	—	275
Tax (expense) or benefit	(58)	—	2	—	(56)
Net of tax amount	219	8	(8)	—	219
Balance at March 31, 2019	$(8,264)	$(123)	$(10)	$(2)	$(8,399)

Balance at December 31, 2017	$(7,843)	$(95)	$6	$(3)	$(7,935)
Before tax amount	348	24	(10)	—	362
Tax (expense) or benefit	(73)	—	2	—	(71)
Net of tax amount	275	24	(8)	—	291
Reclassification of stranded tax effects	(1,452)	—	1	—	(1,451)
Balance at April 1, 2018	$(9,020)	$(71)	$(1)	$(3)	$(9,095)
(1)	Pension and PRB plans, net is shown net of cumulative tax benefits of $2,197 million and $2,255 million at March 31, 2019 and December 31, 2018, respectively.

(2)	Cash flow hedges are shown net of cumulative tax benefits of $3 million and $1 million at March 31, 2019 and December 31, 2018, respectively.

(3)	Unrealized gains (losses) on investments and other, net are shown net of cumulative tax expense of $1 million at both March 31, 2019 and December 31, 2018.

In the first quarter of 2018, we reclassified the stranded tax effects related to the enactment of the Tax Cuts and Jobs Act of 2017 (2017 Act) from accumulated other comprehensive loss (AOCL) to retained earnings in accordance with ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. These stranded tax effects related to the deferred tax amounts at December 31, 2017 recorded through other comprehensive income prior to the enactment date using the prior 35% statutory tax rate that remained in other comprehensive income despite the fact that the related deferred tax assets and liabilities were remeasured to reflect the newly enacted tax rate of 21%.

Other material amounts reclassified out of AOCL related to the amortization of net actuarial loss associated with our pension plans were $273 million and $344 million before tax in the first quarters of 2019 and 2018, respectively. This component of AOCL is included in the calculation of net periodic pension expense (income). See “Note 15: Pension and Other Employee Benefits” for additional details.

We expect $2 million net of tax of net unrealized losses on our cash flow hedges at March 31, 2019 to be reclassified into earnings at then-current values over the next 12 months as the underlying hedged transactions occur.

Note 15: Pension and Other Employee Benefits

We have pension plans covering the majority of our employees hired prior to January 1, 2007, including certain employees in foreign countries (Pension Benefits). Our primary pension obligations relate to our domestic Internal Revenue Service (IRS) qualified pension plans. In addition, we provide certain health care and life insurance benefits to retired employees and to eligible employees upon retirement through PRB plans.

We also sponsor nonqualified defined benefit and defined contribution plans to provide benefits in excess of qualified plan limits. We have set aside certain assets in a separate trust, which we expect to be used to pay for trust obligations. The fair value of marketable securities held in trust, which are considered Level 1 assets under the fair value hierarchy, consisted of the following:

(In millions)	Mar 31, 2019	Dec 31, 2018
Marketable securities held in trust	$677	$642

Included in marketable securities held in trust in the table above was $431 million and $420 million at March 31, 2019 and December 31, 2018, respectively, related to the nonqualified defined contribution plans. The liabilities related to the nonqualified defined contribution plans were $440 million and $431 million at March 31, 2019 and December 31, 2018, respectively.

The components of net periodic pension expense (income) were as follows:

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
Operating expense
Service cost	$105	$127
Non-operating expense
Interest cost	261	253
Expected return on plan assets	(359)	(363)
Amortization of prior service cost	1	1
Amortization of net actuarial loss	273	344
Total pension non-service expense	176	235
Net periodic pension expense (income)	$281	$362

Net periodic pension expense (income) includes income of $1 million and $2 million from foreign Pension Benefits plans in the first quarters of 2019 and 2018, respectively.

Net periodic PRB expense was $6 million and $5 million in the first quarters of 2019 and 2018, respectively.

Long-term pension and PRB liabilities consisted of the following:

(In millions)	Mar 31, 2019	Dec 31, 2018
Long-term pension liabilities	$6,042	$6,111
Long-term PRB liabilities	356	354
Total long-term pension and PRB liabilities	$6,398	$6,465

We made the following contributions to our pension and PRB plans:

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
Required pension contributions	$64	$58
PRB contributions	4	3
Total	$68	$61

We periodically evaluate whether to make discretionary contributions. We did not make any discretionary contributions to our pension plans during the first quarters of 2019 or 2018.

Note 16: Income Taxes

We are subject to income taxes in the U.S. and numerous foreign jurisdictions. With the exception of one matter related to the 2015 tax year, all IRS examinations related to originally filed returns are closed through the 2016 tax year. No amount related to the 2015 matter is reflected in unrecognized tax benefits as of March 31, 2019. In 2018 we amended tax returns for tax years 2014-2016 to reflect refund claims related to increased Research and Development tax credits (R&D tax credits), which will be subject to audit. We are also under audit by multiple state and foreign tax authorities.

The balance of our unrecognized tax benefits, exclusive of interest, was $96 million and $92 million at March 31, 2019 and December 31, 2018, respectively, the majority of which would affect our earnings if recognized. There were no significant changes in the balance during the first quarter of 2019.

We accrue interest and penalties related to unrecognized tax benefits in tax expense. Interest and penalties recognized during the first quarters of 2019 and 2018 and accrued as of March 31, 2019 and December 31, 2018 were de minimis.

Note 17: Business Segment Reporting

Our reportable segments, organized based on capabilities and technologies, are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and Forcepoint. Segment total net sales and operating income include intersegment sales and profit generally recorded at cost-plus a specified fee, which may differ from what the selling entity would be able to obtain on sales to external customers. Eliminations include intersegment sales and profit eliminations. Corporate operating income includes expenses that represent unallocated costs and certain other corporate costs not considered part of management’s evaluation of reportable segment operating performance. Acquisition Accounting Adjustments include the adjustments to record acquired deferred revenue at fair value as part of our purchase price allocation process and the amortization of acquired intangible assets related to historical acquisitions.

Segment financial results were as follows:

	Three Months Ended
Total Net Sales (in millions)	Mar 31, 2019	Apr 1, 2018
Integrated Defense Systems	$1,550	$1,489
Intelligence, Information and Services	1,777	1,582
Missile Systems	2,006	1,848
Space and Airborne Systems	1,653	1,568
Forcepoint	158	141
Eliminations	(414)	(357)
Total business segment sales	6,730	6,271
Acquisition Accounting Adjustments	(1)	(4)
Total	$6,729	$6,267

	Three Months Ended
Intersegment Sales (in millions)	Mar 31, 2019	Apr 1, 2018
Integrated Defense Systems	$21	$15
Intelligence, Information and Services	168	162
Missile Systems	43	35
Space and Airborne Systems	173	139
Forcepoint	9	6
Total	$414	$357

	Three Months Ended
Operating Income (in millions)	Mar 31, 2019	Apr 1, 2018
Integrated Defense Systems	$258	$273
Intelligence, Information and Services	187	117
Missile Systems	190	212
Space and Airborne Systems	212	193
Forcepoint	(9)	(7)
Eliminations	(47)	(40)
Total business segment operating income	791	748
Acquisition Accounting Adjustments	(28)	(33)
FAS/CAS Operating Adjustment	366	354
Corporate	(16)	(28)
Total	$1,113	$1,041

	Three Months Ended
Intersegment Operating Income (in millions)	Mar 31, 2019	Apr 1, 2018
Integrated Defense Systems	$2	$2
Intelligence, Information and Services	17	17
Missile Systems	4	3
Space and Airborne Systems	17	14
Forcepoint	7	4
Total	$47	$40

The FAS/CAS Operating Adjustment, which is reported as a separate line in our segment results above, represents the difference between the service cost component of our pension and PRB expense or income under Financial Accounting Standards (FAS) in accordance with U.S. GAAP and our pension and PRB expense under U.S. government Cost Accounting Standards (CAS). The results of each segment only include pension and PRB expense under CAS that we generally recover through the pricing of our products and services to the U.S. government.

The pension and PRB components of the FAS/CAS Operating Adjustment were as follows:

	Three Months Ended
(In millions)	Mar 31, 2019	Apr 1, 2018
FAS/CAS Pension Operating Adjustment	$362	$351
FAS/CAS PRB Operating Adjustment	4	3
FAS/CAS Operating Adjustment	$366	$354

Total assets for each of our business segments were as follows:

Total Assets (in millions)	Mar 31, 2019	Dec 31, 2018(2)
Integrated Defense Systems(1)	$4,783	$4,826
Intelligence, Information and Services(1)	4,368	4,238
Missile Systems(1)	8,490	8,229
Space and Airborne Systems(1)	6,856	6,740
Forcepoint(1)	2,455	2,529
Corporate	4,624	6,108
Total	$31,576	$32,670
(1)	Total assets includes intangible assets. Related amortization expense is included in Acquisition Accounting Adjustments.

(2)	Amounts have been recast to reflect the adoption of ASU 2016-02, Leases (Topic 842). Operating lease right-of-use assets are all recorded at Corporate.

We disaggregate our revenue from contracts with customers by geographic location, customer-type and contract-type for each of our segments, as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. See details in the tables below.

	Three Months Ended March 31, 2019
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$221	$224	$708	$548	$37	$—	$1,738
Cost-type contracts	424	1,152	699	659	4	—	2,938
Direct commercial sales and other U.S. sales
Fixed-price contracts	1	33	9	26	44	—	113
Cost-type contracts	—	4	—	1	—	—	5
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	40	73	124	30	—	—	267
Cost-type contracts	18	11	16	9	—	—	54
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	168	41	32	48	16	—	305
Cost-type contracts	17	—	—	—	—	—	17
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	269	3	115	74	—	—	461
Cost-type contracts	48	5	5	19	—	—	77
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	195	7	145	18	8	—	373
Cost-type contracts	—	—	19	—	—	—	19
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	81	1	34	17	—	—	133
Cost-type contracts	10	—	15	2	—	—	27
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	34	49	42	29	39	—	193
Cost-type contracts	3	6	—	—	—	—	9
Total net sales	1,529	1,609	1,963	1,480	148	—	6,729
Intersegment sales	21	168	43	173	9	(414)	—
Acquisition Accounting Adjustments	—	—	—	—	1	(1)	—
Reconciliation to business segment sales	$1,550	$1,777	$2,006	$1,653	$158	$(415)	$6,729
(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended March 31, 2019
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$646	$1,413	$1,416	$1,234	$85	$4,794
Asia/Pacific	243	125	172	87	16	643
Middle East and North Africa	512	15	284	111	8	930
All other (principally Europe)	128	56	91	48	39	362
Total net sales	$1,529	$1,609	$1,963	$1,480	$148	$6,729

	Three Months Ended March 31, 2019
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$645	$1,376	$1,407	$1,207	$41	$4,676
U.S. direct commercial sales and other U.S. sales	1	37	9	27	44	118
Foreign military sales through the U.S. government	466	93	309	151	—	1,019
Foreign direct commercial sales and other foreign sales(1)	417	103	238	95	63	916
Total net sales	$1,529	$1,609	$1,963	$1,480	$148	$6,729
(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended March 31, 2019
Total Net Sales by Contract Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$1,009	$431	$1,209	$790	$144	$3,583
Cost-type contracts	520	1,178	754	690	4	3,146
Total net sales	$1,529	$1,609	$1,963	$1,480	$148	$6,729

	Three Months Ended April 1, 2018
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$226	$252	$584	$544	$21	—	$1,627
Cost-type contracts	402	956	630	642	3	—	2,633
Direct commercial sales and other U.S. sales
Fixed-price contracts	2	28	11	26	49	—	116
Cost-type contracts	—	4	—	—	—	—	4
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	29	51	96	30	—	—	206
Cost-type contracts	25	14	17	2	—	—	58
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	146	44	43	50	16	—	299
Cost-type contracts	27	—	—	2	—	—	29
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	195	3	81	54	—	—	333
Cost-type contracts	32	1	6	15	—	—	54
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	347	5	231	21	6	—	610
Cost-type contracts	—	—	—	—	—	—	—
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	—	—	25	9	—	—	34
Cost-type contracts	8	—	24	1	—	—	33
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	33	51	65	33	36	—	218
Cost-type contracts	2	11	—	—	—	—	13
Total net sales	1,474	1,420	1,813	1,429	131	—	6,267
Intersegment sales	15	162	35	139	6	(357)	—
Acquisition Accounting Adjustments	—	—	—	—	4	(4)	—
Reconciliation to business segment sales	$1,489	$1,582	$1,848	$1,568	$141	$(361)	$6,267
(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended April 1, 2018
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$630	$1,240	$1,225	$1,212	$73	$4,380
Asia/Pacific	227	109	156	84	16	592
Middle East and North Africa	574	9	318	90	6	997
All other (principally Europe)	43	62	114	43	36	298
Total net sales	$1,474	$1,420	$1,813	$1,429	$131	$6,267

	Three Months Ended April 1, 2018
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$628	$1,208	$1,214	$1,186	$24	$4,260
U.S. direct commercial sales and other U.S. sales	2	32	11	26	49	120
Foreign military sales through the U.S. government	289	69	249	111	—	718
Foreign direct commercial sales and other foreign sales(1)	555	111	339	106	58	1,169
Total net sales	$1,474	$1,420	$1,813	$1,429	$131	$6,267
(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended April 1, 2018
Total Net Sales by Contract Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$978	$434	$1,136	$767	$128	$3,443
Cost-type contracts	496	986	677	662	3	2,824
Total net sales	$1,474	$1,420	$1,813	$1,429	$131	$6,267

Note 18: Remaining Performance Obligations

Remaining performance obligations represents the transaction price of firm orders for which work has not been performed and excludes unexercised contract options and potential orders under ordering-type contracts (e.g., indefinite-delivery, indefinite-quantity (IDIQ)). As of March 31, 2019, the aggregate amount of the transaction price allocated to remaining performance obligations was $41,073 million. We expect to recognize revenue on approximately half and three-quarters of the remaining performance obligations over the next 12 and 24 months, respectively, with the remainder recognized thereafter.

Recent events have caused increased attention on U.S. defense sales to the Kingdom of Saudi Arabia (KSA). KSA represents less than 5% of our sales and $2.1 billion of our remaining performance obligations at March 31, 2019. Although we currently do not expect to be prevented from doing business in KSA, if government action impairs our ability to fulfill our contractual obligations or otherwise to continue to do business in KSA, it would have a material adverse effect on our financial results.

With respect to the unaudited consolidated financial information of Raytheon Company for the three months ended March 31, 2019 and April 1, 2018, PricewaterhouseCoopers LLP (PricewaterhouseCoopers) reported that it has applied limited procedures in accordance with professional standards for a review of such information. Its report dated April 25, 2019, appearing below, states that the firm did not audit and does not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on its report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (Securities Act) for its report on the unaudited consolidated financial information because that report is not a “report” or a “part” of a registration statement prepared or certified by PricewaterhouseCoopers within the meaning of Sections 7 and 11 of the Securities Act.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Raytheon Company

Results of Review of Interim Financial Statements

We have reviewed the accompanying consolidated balance sheet of Raytheon Company and its subsidiaries (the “Company”) as of March 31, 2019, and the related consolidated statements of operations, of comprehensive income (loss), of equity and of cash flows for the three-month periods ended March 31, 2019 and April 1, 2018, including the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2018, and the related consolidated statements of operations, of comprehensive income, of equity and of cash flows for the year then ended (not presented herein), and in our report dated February 13, 2019, which included a paragraph describing a change in the manner in which it accounts for certain stranded tax effects impacting accumulated other comprehensive income and the manner in which it presents and discloses certain net periodic pension and postretirement benefit costs in the Company’s statements of operations, we expressed an unqualified opinion on those consolidated financial statements. As discussed in Note 2 to the accompanying consolidated interim financial statements, the Company changed its method of accounting for leases. The accompanying December 31, 2018 consolidated balance sheet reflects this change.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 25, 2019

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

RAYTHEON COMPANY

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions, except per share amounts)	Jun 30, 2019	Dec 31, 2018
Assets
Current assets
Cash and cash equivalents	$2,173	$3,608
Receivables, net	1,607	1,648
Contract assets	6,130	5,594
Inventories	932	758
Prepaid expenses and other current assets	684	529
Total current assets	11,526	12,137
Property, plant and equipment, net	2,982	2,840
Operating lease right-of-use assets	888	805
Goodwill	14,882	14,864
Other assets, net	1,908	2,024
Total assets	$32,186	$32,670

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities
Commercial paper and current portion of long-term debt	$800	$300
Contract liabilities	2,944	3,309
Accounts payable	1,368	1,964
Accrued employee compensation	1,361	1,509
Other current liabilities	1,398	1,381
Total current liabilities	7,871	8,463
Accrued retiree benefits and other long-term liabilities	6,699	6,922
Long-term debt	4,257	4,755
Operating lease liabilities	720	647
Commitments and contingencies (Note 13)

Redeemable noncontrolling interests	435	411

Equity
Raytheon Company stockholders’ equity
Common stock, par value, $0.01 per share, 1,450 shares authorized, 278 and 282 shares outstanding at June 30, 2019 and December 31, 2018, respectively	3	3
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(8,182)	(8,618)
Retained earnings	20,383	20,087
Total Raytheon Company stockholders’ equity	12,204	11,472
Noncontrolling interests in subsidiaries	—	—
Total equity	12,204	11,472
Total liabilities, redeemable noncontrolling interests and equity	$32,186	$32,670

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
(In millions, except per share amounts)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Net sales
Products	$5,994	$5,507	$11,556	$10,761
Services	1,165	1,118	2,332	2,131
Total net sales	7,159	6,625	13,888	12,892
Operating expenses
Cost of sales—products	4,302	3,903	8,304	7,640
Cost of sales—services	903	874	1,778	1,669
General and administrative expenses	778	748	1,517	1,442
Total operating expenses	5,983	5,525	11,599	10,751
Operating income	1,176	1,100	2,289	2,141
Non-operating (income) expense, net
Retirement benefits non-service expense	181	238	362	477
Interest expense	45	46	89	93
Interest income	(7)	(8)	(20)	(15)
Other (income) expense, net	(8)	(3)	(28)	2
Total non-operating (income) expense, net	211	273	403	557
Income from continuing operations before taxes	965	827	1,886	1,584
Federal and foreign income taxes	152	37	298	170
Income from continuing operations	813	790	1,588	1,414
Income (loss) from discontinued operations, net of tax	—	1	—	—
Net income	813	791	1,588	1,414
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	(4)	(9)	(10)	(19)
Net income attributable to Raytheon Company	$817	$800	$1,598	$1,433

Basic earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$2.92	$2.78	$5.69	$4.98
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	2.92	2.78	5.69	4.98
Diluted earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$2.92	$2.78	$5.69	$4.98
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	2.92	2.78	5.69	4.97
Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$817	$799	$1,598	$1,433
Income (loss) from discontinued operations, net of tax	—	1	—	—
Net income	$817	$800	$1,598	$1,433

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Net income	$813	$791	$1,588	$1,414
Other comprehensive income (loss), before tax:
Pension and other postretirement benefit plans, net:
Amortization of prior service cost	2	2	3	3
Amortization of net actuarial loss	274	346	550	693
Pension and other postretirement benefit plans, net	276	348	553	696
Foreign exchange translation	(6)	(43)	2	(19)
Cash flow hedges	8	—	(2)	(10)
Unrealized gains (losses) on investments and other, net	—	—	—	—
Other comprehensive income (loss), before tax	278	305	553	667
Income tax benefit (expense) related to items of other comprehensive income (loss)	(61)	(73)	(117)	(144)
Other comprehensive income (loss), net of tax	217	232	436	523
Reclassification of stranded tax effects	—	—	—	(1,451)
Total comprehensive income (loss)	1,030	1,023	2,024	486
Less: Comprehensive income (loss) attributable to noncontrolling interests in subsidiaries	(4)	(9)	(10)	(19)
Comprehensive income attributable to Raytheon Company	$1,034	$1,032	$2,034	$505

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(In millions)	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total Raytheon Company stockholders’ equity	Noncontrolling interests in subsidiaries(1)	Total equity
Balance at March 31, 2019	$3	$—	$(8,399)	$20,104	$11,708	$—	$11,708
Net income (loss)				817	817	—	817
Other comprehensive income (loss), net of tax			217		217		217
Adjustment of redeemable noncontrolling interests to redemption value				(7)	(7)		(7)
Dividends declared		—		(264)	(264)		(264)
Common stock plans activity		33			33		33
Share repurchases		(33)		(267)	(300)		(300)
Balance at June 30, 2019	$3	$—	$(8,182)	$20,383	$12,204	$—	$12,204

Balance at December 31, 2018	$3	$—	$(8,618)	$20,087	$11,472	$—	$11,472
Net income (loss)				1,598	1,598	—	1,598
Other comprehensive income (loss), net of tax			436		436		436
Adjustment of redeemable noncontrolling interests to redemption value				(2)	(2)		(2)
Dividends declared		1		(529)	(528)		(528)
Common stock plans activity		94			94		94
Share repurchases		(95)		(771)	(866)		(866)
Balance at June 30, 2019	$3	$—	$(8,182)	$20,383	$12,204	$—	$12,204
(1)	Excludes redeemable noncontrolling interests which are not considered equity. See “Note 14: Redeemable Noncontrolling Interests” for additional information.

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(In millions)	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total Raytheon Company stockholders’ equity	Noncontrolling interests in subsidiaries(1)	Total equity
Balance at April 1, 2018	$3	$—	$(9,095)	$19,329	$10,237	$—	$10,237
Net income (loss)				800	800	—	800
Other comprehensive income (loss), net of tax			232		232		232
Adjustment of redeemable noncontrolling interests to redemption value				(30)	(30)		(30)
Dividends declared		—		(248)	(248)		(248)
Common stock plans activity		35			35		35
Share repurchases		(35)		(384)	(419)		(419)
Balance at July 1, 2018	$3	$—	$(8,863)	$19,467	$10,607	$—	$10,607

Balance at December 31, 2017	$3	$—	$(7,935)	$17,895	$9,963	$—	$9,963
Net income (loss)				1,433	1,433	—	1,433
Other comprehensive income (loss), net of tax			523		523		523
Reclassification of stranded tax effects			(1,451)	1,451	—		—
Adjustment of redeemable noncontrolling interests to redemption value				(19)	(19)		(19)
Dividends declared		1		(500)	(499)		(499)
Common stock plans activity		97			97		97
Share repurchases		(98)		(793)	(891)		(891)
Balance at July 1, 2018	$3	$—	$(8,863)	$19,467	$10,607	$—	$10,607
(1)	Excludes redeemable noncontrolling interests which are not considered equity. See “Note 14: Redeemable Noncontrolling Interests” for additional information.

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018
Cash flows from operating activities
Net income	$1,588	$1,414
(Income) loss from discontinued operations, net of tax	—	—
Income from continuing operations	1,588	1,414
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of the effect of acquisitions and divestitures
Depreciation and amortization	291	274
Stock-based compensation	91	101
Deferred income taxes	3	8
Changes in assets and liabilities
Receivables, net	53	7
Contract assets and contract liabilities	(865)	(442)
Inventories	(174)	(133)
Prepaid expenses and other current assets	(17)	62
Income taxes receivable/payable	(203)	168
Accounts payable	(502)	(73)
Accrued employee compensation	(157)	(98)
Other current liabilities	17	(70)
Accrued retiree benefits	365	239
Other, net	(78)	(18)
Net cash provided by (used in) operating activities from continuing operations	412	1,439
Net cash provided by (used in) operating activities from discontinued operations	—	1
Net cash provided by (used in) operating activities	412	1,440
Cash flows from investing activities
Additions to property, plant and equipment	(438)	(366)
Additions to capitalized internal-use software	(25)	(28)
Maturities of short-term investments	—	309
Payments for purchases of acquired companies, net of cash received	(8)	—
Proceeds from sale of business, net of transaction costs	—	11
Other	2	(3)
Net cash provided by (used in) investing activities	(469)	(77)
Cash flows from financing activities
Dividends paid	(510)	(480)
Net borrowings (payments) on commercial paper	—	—
Repurchases of common stock under share repurchase programs	(800)	(800)
Repurchases of common stock to satisfy tax withholding obligations	(66)	(91)
Other	(5)	(5)
Net cash provided by (used in) financing activities	(1,381)	(1,376)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,438)	(13)
Cash, cash equivalents and restricted cash at beginning of the year	3,624	3,115
Cash, cash equivalents and restricted cash at end of period	$2,186	$3,102

The accompanying notes are an integral part of the unaudited consolidated financial statements.

RAYTHEON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: Basis of Presentation

We prepared the accompanying unaudited consolidated financial statements of Raytheon Company and all wholly-owned, majority-owned or otherwise controlled subsidiaries on the same basis as our annual audited financial statements. We condensed or omitted certain information and footnote disclosures normally included in our annual audited financial statements, which we prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The accompanying unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements. As used in this report, the terms “we,” “us,” “our,” “Raytheon” and the “Company” mean Raytheon Company and its subsidiaries, unless the context indicates another meaning.

In the opinion of management, our financial statements reflect all adjustments, which are of a normal recurring nature, necessary for presentation of financial statements for interim periods in accordance with U.S. GAAP and with the instructions to Form 10-Q in Article 10 of Securities and Exchange Commission (SEC) Regulation S-X. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates, and any such differences may be material to our financial statements.

Effective January 1, 2019, we adopted the requirements of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) using the modified retrospective approach as discussed below in “Note 3: Accounting Standards.” We reclassified certain balance sheet amounts to conform to our current period presentation. All amounts disclosed in this Exhibit 99.2 to this Current Report on 8-K reflect these changes.

Note 2: Proposed Merger with United Technologies Corporation (UTC)

On June 9, 2019, Raytheon, United Technologies Corporation, a Delaware corporation (UTC), and Light Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of UTC (Merger Sub), entered into an Agreement and Plan of Merger (the Merger Agreement). The Merger Agreement provides for, among other things and subject to the satisfaction or waiver of specified conditions, the merger of Merger Sub with and into Raytheon (the Merger), with Raytheon surviving the Merger as a wholly-owned subsidiary of UTC.

At the effective time of the Merger (the Effective Time), each share of common stock of Raytheon issued and outstanding immediately prior to the Effective Time (except for shares held by Raytheon as treasury stock) will be converted into the right to receive 2.3348 shares of common stock of UTC (and, if applicable, cash in lieu of fractional shares), less any applicable withholding taxes. At the Effective Time, Raytheon’s stockholders will hold approximately 43%, and UTC’s stockholders will hold approximately 57%, of the outstanding shares of common stock of UTC.

The Merger Agreement also provides that, prior to the consummation of the Merger, UTC will complete the previously announced separation of its commercial businesses, Otis and Carrier, from its other businesses (the Separation), and the pro rata distributions to its stockholders of 100% of the common stock of the entity holding the Otis business and 100% of the common stock of the entity holding the Carrier business (the Distributions).

The parties’ obligations to consummate the Separation, the Distributions and the Merger are subject to customary conditions, including the approval of the Merger by Raytheon’s stockholders, the approval of the issuance of shares of UTC Common Stock in connection with the Merger by UTC’s stockholders, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act), and the receipt of other required regulatory approvals. In addition, the parties’ obligations to consummate the Merger are subject to the prior completion of the Separation and the Distributions.

The Merger Agreement includes customary representations, warranties and covenants of Raytheon and UTC (generally excluding the Otis business and the Carrier business). Between the date of execution of the Merger Agreement and the Effective Time, each of Raytheon and UTC (generally with respect to its aerospace business) has agreed to use reasonable best efforts to conduct its businesses in all material respects in the ordinary course consistent with past practice and to comply with certain operating covenants. In addition, the Merger Agreement generally restricts certain actions by both Raytheon and UTC, including the incurrence or issuance of new debt in excess of $1 billion in the aggregate (unless used to refinance existing debt), acquisitions or divestitures in excess of $500 million in the aggregate, and repurchases or issuances of shares other than in accordance with our existing equity award programs. In addition, the Merger Agreement provides that, immediately prior to the consummation of the Merger, the adjusted net indebtedness of UTC’s aerospace business will not exceed an amount as provided for under the Merger Agreement.

Subject to certain exceptions, each of Raytheon and UTC has agreed to use reasonable best efforts to cause the Merger to be completed. The Merger Agreement includes certain termination provisions for both UTC and Raytheon and provides that, in connection with a termination of the Merger Agreement under specified circumstances, Raytheon will be required to pay UTC a termination fee of $1.785 billion, or UTC will be required to pay Raytheon a termination fee of $2.365 billion.

The Merger is expected to close in the first half of 2020, subject to and following completion by UTC of the Separation and Distributions.

Note 3: Accounting Standards

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability for most lease arrangements. Effective January 1, 2019, we adopted the requirements of the new lease standard using the modified retrospective approach, applying the new lease requirements at the beginning of the earliest period presented. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which, among other things, allows us to carry forward the historical lease classification. We did not elect the practical expedient to use hindsight in determining the lease term and in assessing impairment of right-of-use assets. The standard resulted in the recognition of operating lease right-of-use assets of $805 million and operating lease liabilities of $841 million, of which $194 million was classified as current and is included in other current liabilities in our consolidated balance sheet, as of December 31, 2018, with immaterial changes to other balance sheet accounts. The standard had no impact on our results of operations or cash flows. In addition, new disclosures are provided to enable users to assess the amount, timing and uncertainty of cash flows arising from leases.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement: Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which eliminates the disclosure requirement of the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and modifies certain disclosure requirements related to Level 3 recurring and nonrecurring fair value measurements. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. Effective January 1, 2019, we elected to early adopt the requirements of the new standard on a prospective basis. The standard did not have an impact on our financial position, results of operations or liquidity.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-24): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. Effective January 1, 2019, we elected to early adopt the requirements of the new standard on a prospective basis. The standard did not have a material impact on our financial position, results of operations or liquidity.

Other new pronouncements adopted and issued but not effective until after June 30, 2019 did not and are not expected to have a material impact on our financial position, results of operations or liquidity.

Note 4: Significant Accounting Policies Update

Our significant accounting policies are detailed in “Note 1: Summary of Significant Accounting Policies” within Exhibit 99.1 to this Current Report on Form 8-K. Significant changes to our accounting policies as a result of adopting Topic 842 are discussed below:

Leases—We determine if an arrangement is a lease or contains an embedded lease at inception. For lease agreements with both lease and nonlease components (e.g., common-area maintenance costs), we account for the nonlease components separately. Consideration is allocated to the lease and nonlease components based on the estimated standalone prices.

All of our leases are operating leases. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. The current portion of operating lease liabilities is included in other current liabilities in our consolidated balance sheets. For the majority of our leases, the discount rate used to determine the present value of the lease payments is our incremental borrowing rate as of the lease commencement date, as the implicit rate is not readily determinable. The operating lease right-of-use assets also includes any initial direct costs and any lease payments made at or before the commencement date, and is reduced for any unrestricted incentives received at or before the commencement date.

Some of our leases include options to extend or terminate the lease. We include these options in the recognition of our right-of-use assets and lease liabilities when it is reasonably certain that we will exercise the option. Very few of our leases include variable lease-related payments, such as escalation clauses based on consumer price index (CPI) rates, or residual guarantees. Variable payments that are based on an index or a rate are included in the recognition of our right-of-use assets and lease liabilities using the index or rate at lease commencement; however, changes to these lease payments due to rate or index updates are recorded as lease expense in the period incurred. Amounts probable of payment under residual guarantees are also included in the recognition of our right-of-use assets and lease liabilities.

Note 5: Changes in Estimates under Percentage of Completion Contract Accounting

We have a companywide standard and disciplined quarterly Estimate at Completion (EAC) process in which management reviews the progress and execution of our performance obligations. As part of this process, management reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include management’s judgment about the ability and cost to achieve the schedule (e.g., the number and type of milestone events), technical requirements (e.g., a newly-developed product versus a mature product) and other contract requirements. Management must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases in wages and prices for materials and related support cost allocations), execution by our subcontractors, the availability and timing of funding from our customer, and overhead cost rates, among other variables. These estimates also include the estimated cost of satisfying our industrial cooperation agreements, sometimes in the form of either offset obligations or in-country industrial participation (ICIP) agreements, required under certain contracts. These obligations may or may not be distinct depending on their nature.

Based on this analysis, any quarterly adjustments to net sales, cost of sales and the related impact to operating income are recognized as necessary in the period they become known. These adjustments may result from positive program performance, and may result in an increase in operating income during the performance of individual performance obligations, if we determine we will be successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance obligations or realizing related opportunities. Likewise, these adjustments may result in a decrease in operating income if we determine we will not be successful in mitigating these risks or realizing related opportunities. Changes in estimates of net sales, cost of sales and the related impact to operating income are recognized quarterly on a cumulative catch-up basis, which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a performance obligation’s percentage of completion. A significant change in one or more of these estimates could affect the profitability of one or more of our performance obligations. When estimates of total costs to be incurred exceed total estimates of revenue to be earned on a performance obligation related to complex aerospace or defense equipment or related services, or product maintenance or separately priced extended warranty, a provision for the entire loss on the performance obligation is recognized in the period the loss is identified.

Net EAC adjustments had the following impact on our operating results:

	Three Months Ended		Six Months Ended
(In millions, except per share amounts)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Operating income	$123	$129	$246	$244
Income from continuing operations attributable to Raytheon Company	97	102	194	193
Diluted earnings per share (EPS) from continuing operations attributable to Raytheon Company	$0.35	$0.35	$0.69	$0.67

In addition, net revenue recognized from our performance obligations satisfied in previous periods was $171 million and $162 million in the second quarters of 2019 and 2018, respectively, and $329 million and $300 million in the first six months of 2019 and 2018, respectively. This primarily relates to EAC adjustments that impacted revenue.

Note 6: Earnings Per Share (EPS)

We compute basic and diluted EPS using actual income from continuing operations attributable to Raytheon Company common stockholders, income (loss) from discontinued operations attributable to Raytheon Company common stockholders and net income attributable to Raytheon Company, and our actual weighted-average shares outstanding rather than the numbers presented within our unaudited consolidated financial statements, which are rounded to the nearest million. As a result, it may not be possible to recalculate EPS as presented in our unaudited consolidated financial statements. Furthermore, it may not be possible to recalculate EPS attributable to Raytheon Company common stockholders by adjusting EPS from continuing operations by EPS from discontinued operations.

We include all unvested stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, in the number of shares outstanding in our basic EPS calculation as they are considered participating securities. As a result, we have included all of our outstanding unvested awards of restricted stock, as well as restricted stock units (RSUs) and Long-term Performance Plan (LTPP) awards that meet the retirement eligible criteria in our calculation of basic EPS. We disclose EPS for common stock and unvested stock-based payment awards, and separately disclose distributed and undistributed earnings. Distributed earnings represent common stock dividends and dividends earned on unvested awards of restricted stock and stock-based payment awards of retirement eligible employees. Undistributed earnings represent earnings that were available for distribution but were not distributed. Common stock and unvested stock-based payment awards earn dividends equally.

As described in “Note 14: Redeemable Noncontrolling Interests,” we record redeemable noncontrolling interest related to Vista Equity Partners’ interest in Forcepoint. We reflect the redemption value adjustments related to this redeemable noncontrolling interest in both the basic and diluted EPS calculation for the portion of redemption value that is in excess of the fair value of noncontrolling interest. There was no impact to basic or diluted EPS in the second quarter or first six months of 2019 or 2018 related to the redemption value adjustments.

EPS from continuing operations attributable to Raytheon Company common stockholders and unvested stock-based payment awards was as follows:

	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Basic EPS attributable to Raytheon Company common stockholders:
Distributed earnings	$0.94	$0.86	$1.88	$1.73
Undistributed earnings	1.98	1.92	3.81	3.25
Total	$2.92	$2.78	$5.69	$4.98
Diluted EPS attributable to Raytheon Company common stockholders:
Distributed earnings	$0.94	$0.86	$1.88	$1.73
Undistributed earnings	1.98	1.92	3.81	3.25
Total	$2.92	$2.78	$5.69	$4.98

Income attributable to participating securities was as follows:

	Three Months Ended		Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Income from continuing operations attributable to participating securities	$8	$8	$16	$15
Income (loss) from discontinued operations, net of tax attributable to participating securities	—	—	—	—
Net income attributable to participating securities	$8	$8	$16	$15

The weighted-average shares outstanding for basic and diluted EPS were as follows:

	Three Months Ended		Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Shares for basic EPS(1)	279.7	287.3	280.8	287.9
Effect of dilutive securities	0.2	0.3	0.2	0.3
Shares for diluted EPS	279.9	287.6	281.0	288.2
(1)	Includes 2.7 million and 2.9 million participating securities in the second quarters of 2019 and 2018, respectively, and 2.7 million and 3.0 million participating securities in the first six months of 2019 and 2018, respectively.

Note 7: Inventories

Inventories consisted of the following:

(In millions)	Jun 30, 2019	Dec 31, 2018
Materials and purchased parts	$76	$75
Work in process	834	662
Finished goods	22	21
Total	$932	$758

Precontract costs are costs incurred to fulfill a contract prior to contract award. Precontract costs, including general and administrative expenses that are specifically chargeable to the customer, are deferred in inventories if we determine that the costs are probable of recovery under a specific anticipated contract. All other precontract costs, including start-up costs, are expensed as incurred. Costs that are deferred are recognized as contract costs upon the receipt of the anticipated contract. We included deferred precontract costs of $298 million and $163 million in inventories as work in process at June 30, 2019 and December 31, 2018, respectively.

Note 8: Contract Assets and Contract Liabilities

Our contract assets consist of unbilled amounts typically resulting from sales under long-term contracts when the cost-to-cost method of revenue recognition is utilized and revenue recognized exceeds the amount billed to the customer. Our contract liabilities consist of advance payments and billings in excess of costs incurred and deferred revenue. The noncurrent portion of deferred revenue is included in accrued retiree benefits and other long-term liabilities in our consolidated balance sheets.

Net contract assets (liabilities) consisted of the following:

(In millions, except percentages)	Jun 30, 2019	Dec 31, 2018	$ Change	% Change
Contract assets	$6,130	$5,594	$536	10%
Contract liabilities—current	(2,944)	(3,309)	365	11%
Contract liabilities—noncurrent	(139)	(150)	11	7%
Net contract assets (liabilities)	$3,047	$2,135	$912	43%

The $912 million increase in our net contract assets (liabilities) from December 31, 2018 to June 30, 2019 was primarily due to a $536 million increase in our contract assets, principally due to contractual billing terms on U.S. government and foreign military sales contracts and the timing of approvals on direct commercial sales contracts for precision guided munitions to certain Middle Eastern customers. On May 24, 2019, the Administration announced an emergency certification authorizing the immediate export of 22 pending arms sales to Jordan, the United Arab Emirates (UAE) and the Kingdom of Saudi Arabia (KSA), waiving the requirement of Congressional Notification of these arms sales. As a result, we were able to obtain the necessary regulatory approvals and licenses for contracts, which had approximately $1.2 billion of total contract value, and for which we have recognized approximately $950 million of sales for work performed to date and received approximately $350 million in advances as of June 30, 2019. On a contract-by-contract basis, and excluding advances billed but not received, we had $600 million of net contract assets related to these contracts. For those contracts for which we have not yet obtained the regulatory approval and licenses and that are not subject to the emergency certification, we had approximately $1.1 billion of total contract value, recognized approximately $300 million of sales for work performed to date and received approximately $500 million in advances as of June 30, 2019. On a contract-by-contract basis, and excluding advances billed but not received, we had $100 million and $300 million of net contract assets and net contract liabilities, respectively, related to the contracts pending approval.

In the second quarter and first six months of 2019, we recognized revenue of $496 million and $1,390 million, respectively, related to our contract liabilities at January 1, 2019. In the second quarter and first six months of 2018, we recognized revenue of $311 million and $963 million, respectively, related to our contract liabilities at January 1, 2018.

Impairment losses recognized on our receivables and contract assets were de minimis in the second quarters and first six months of 2019 and 2018.

Note 9: Deferred Commissions

Our incremental direct costs of obtaining a contract, which consist of sales commissions primarily for our security software sales at Forcepoint, are deferred and amortized over the period of contract performance or a longer period, generally the estimated life of the customer relationship, if renewals are expected and the renewal commission is not commensurate with the initial commission. We classify deferred commissions as current or noncurrent based on the timing of when we expect to recognize the expense. The current and noncurrent portions of deferred commissions are included in prepaid expenses and other current assets, and other assets, net, respectively, in our consolidated balance sheets. At June 30, 2019 and December 31, 2018, we had deferred commissions of $50 million and $55 million, respectively. Amortization expense related to deferred commissions was $9 million and $7 million in the second quarters of 2019 and 2018, respectively, and $13 million and $15 million in the first six months of 2019 and 2018, respectively.

Note 10: Acquisitions, Divestitures and Goodwill

In pursuing our business strategies, we acquire and make investments in certain businesses that meet strategic and financial criteria, and divest of certain non-core businesses, investments and assets when appropriate. We did not have any divestitures in the first six months of 2019.

In 2013, we formed the Range Generation Next LLC (RGNext) joint venture with General Dynamics Information Technology (GDIT) through our Intelligence, Information and Services (IIS) segment, in which we held a 50% equity ownership that was accounted for using the equity method. On February 8, 2019, we amended and restated the RGNext joint venture agreement and acquired an additional 10% equity ownership in the joint venture, increasing our equity ownership to 60% and giving us control of the operations of RGNext. Effective as of February 8, 2019, we consolidate the results of RGNext in our consolidated financial statements and report its results in our IIS segment. We also remeasured our equity method investment in RGNext to fair value, which resulted in a non-cash gain of $21 million that was recorded in operating income through a reduction to cost of sales at our IIS segment; recognized redeemable noncontrolling interest for GDIT’s interest in RGNext at a fair value of $32 million; and recognized $90 million of net assets, including cash acquired, at fair value. As part of our purchase price allocation, we recorded $19 million of goodwill, primarily related to the value of the existing workforce, and $34 million of intangible assets, primarily related to customer relationships with a weighted-average life of 7 years.

Pro forma financial information and revenue from the date of acquisition has not been provided as it is not material.

A rollforward of goodwill by segment was as follows:

(In millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint(1)	Total
Balance at December 31, 2018	$1,704	$2,965	$4,154	$4,103	$1,938	$14,864
Acquisitions	—	19	—	—	—	19
Effect of foreign exchange rates and other	(1)	—	—	—	—	(1)
Balance at June 30, 2019	$1,703	$2,984	$4,154	$4,103	$1,938	$14,882
(1)	At June 30, 2019, Forcepoint’s fair value was estimated to exceed its net book value by approximately $900 million. As discussed in “Note 14: Redeemable Noncontrolling Interests,” we are required to determine Forcepoint’s fair value on a quarterly basis due to the accounting related to the redeemable noncontrolling interest.

Note 11: Derivatives and Other Financial Instruments

Derivatives—Our primary market exposures are to foreign exchange rates and interest rates, and we use certain derivative financial instruments to help manage these exposures. We execute these instruments with financial institutions that we judge to be credit-worthy. The majority of our foreign currency forward contracts are denominated in currencies of major industrial countries. We do not hold or issue derivative financial instruments for trading or speculative purposes.

We use foreign currency forward contracts to fix the functional currency value of specific commitments, payments and receipts denominated in foreign currencies. The aggregate notional amount of our outstanding foreign currency forward contracts was $1,737 million and $1,772 million at June 30, 2019 and December 31, 2018, respectively. The net notional exposure of these contracts was $757 million and $840 million at June 30, 2019 and December 31, 2018, respectively.

We may also enter into and designate treasury rate lock contracts as cash flow hedges to reduce variability in cash flows due to changes in interest payments attributable to increases or decreases in the benchmark interest rate during the period leading up to the probable issuance of long-term debt. Cash flows associated with these instruments are presented in the same category as the cash flows from the hedged item. In May 2019, we entered into treasury rate lock contracts with a notional amount of $375 million, which will mature in the fourth quarter of 2019, in anticipation of the probable issuance of debt. These treasury rate lock contracts were designated as cash flow hedges and are included in the assessment of effectiveness. There were no treasury rate lock contracts outstanding at December 31, 2018.

The fair value of asset derivatives included in other assets, net and liability derivatives included in other current liabilities in our consolidated balance sheets related to foreign currency forward contracts and treasury rate lock contracts were as follows:

(In millions)	Jun 30, 2019	Dec 31, 2018
Asset derivatives related to foreign currency forward contracts	$26	$26
Liability derivatives related to foreign currency forward contracts	30	34
Liability derivatives related to treasury rate lock contracts	7	—

The fair value of these derivatives is Level 2 in the fair value hierarchy because they are determined based on a market approach utilizing externally quoted foreign currency forward rates and treasury rates for similar contracts.

Our foreign currency forward contracts and treasury rate lock contracts contain offset or netting provisions to mitigate credit risk in the event of counterparty default, including payment default and cross default. We measure and record the impact of counterparty credit risk into our valuation and at June 30, 2019 and December 31, 2018, the fair value of our counterparty default exposure was less than $1 million and was spread across numerous highly rated counterparties.

Other Financial Instruments—We hold financial instruments, including cash and cash equivalents, commercial paper and long-term debt. The carrying amounts for cash and cash equivalents and commercial paper approximated their fair values. The carrying value of long-term debt was recorded at amortized cost. The estimated fair value of long-term debt was determined based on quoted prices in inactive markets, which falls within Level 2 of the fair value hierarchy. The carrying value and estimated fair value of long-term debt were as follows:

(In millions)	Jun 30, 2019	Dec 31, 2018
Carrying value of long-term debt(1)	$4,757	$4,755
Fair value of long-term debt(2)	5,256	5,063
(1)	Carrying value of long-term debt at June 30, 2019 includes current portion of long-term debt carrying value of $500 million.

(2)	Fair value of long-term debt at June 30, 2019 includes current portion of long-term debt fair value of $507 million.

At June 30, 2019, short-term commercial paper borrowings outstanding were $300 million, which had a weighted-average interest rate and original maturity period of 2.502% and 12 days, respectively. At December 31, 2018, short-term commercial paper borrowings outstanding were $300 million, which had a weighted-average interest rate and original maturity period of 2.954% and 16 days, respectively. The commercial paper notes outstanding have original maturities of not more than 90 days from the date of issuance.

Supplemental Cash Flow Information—Cash and cash equivalents reported within our consolidated balance sheets excludes restricted cash of $13 million and $16 million at June 30, 2019 and December 31, 2018, respectively, which for purposes of our consolidated statements of cash flows, is included in cash, cash equivalents and restricted cash.

Note 12: Leases

We enter into operating leases primarily for: real estate, including for manufacturing, engineering, research, administration, sales and warehousing facilities; information technology (IT) equipment; and other equipment. At June 30, 2019 and December 31, 2018, we did not have any finance leases. Approximately 90% of our future lease commitments, and related lease liability, relate to our real estate leases. Some of our leases also include options to extend the lease or terminate the lease. A small portion of our leases include variable escalation clauses, which are typically based on CPI rates, or other variable lease-related payments.

The components of lease expense were as follows:

	Three Months Ended		Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Operating lease cost	$60	$58	$113	$116
Variable lease cost(1)	—	—	—	—
Sublease income	(1)	(2)	(1)	(2)
Total lease cost	$59	$56	$112	$114

(1)	Variable lease cost was expense of less than $1 million in the second quarters and first six months of 2019 and 2018.

Gains and losses on sale and leaseback transactions were de minimis in the second quarters and first six months of 2019 and 2018.

At June 30, 2019, our future lease payments under non-cancellable leases were as follows:

(In millions)
2019 (excluding the six months ended June 30, 2019)	$118
2020	212
2021	190
2022	145
2023	103
Thereafter	286
Total future lease payments(1)	1,054
Imputed interest	(127)
Total lease liabilities	$927
(1)	Total future lease payments excluded $20 million of future lease payments related to leases that were signed but had not yet commenced as of June 30, 2019.

Our lease liabilities recognized in our consolidated balance sheet at June 30, 2019 were as follows:

(In millions)
Operating lease liabilities—current	$207
Operating lease liabilities—noncurrent	720
Total lease liabilities	$927

The weighted-average remaining lease term related to our operating leases was 8 years and 7 years as of June 30, 2019 and December 31, 2018, respectively. The weighted-average discount rate related to our operating leases was 3.1% as of June 30, 2019 and December 31, 2018.

Other information related to leases was as follows:

	Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018
Cash paid for amounts included in the measurement of operating lease liabilities	$122	$124
Right-of-use assets obtained in exchange for new operating lease obligations	173	106

There were no material restrictions or covenants imposed by our leases at June 30, 2019 or December 31, 2018. In addition, we do not have any related party leases and our sublease transactions are de minimis.

Note 13: Commitments and Contingencies

Environmental Matters—We are involved in various stages of investigation and cleanup related to remediation of various environmental sites. Our estimate of the liability of total environmental remediation costs includes the use of a discount rate and takes into account that a portion of these costs is eligible for future recovery through the pricing of our products and services to the U.S. government. We regularly assess the probability of recovery of these costs, which requires us to make assumptions about the extent of cost recovery under our contracts and the amount of future contract activity. We consider such recovery probable based on government contracting regulations and our long history of receiving reimbursement for such costs, and accordingly have recorded the estimated future recovery of these costs from the U.S. government within prepaid expenses and other current assets in our consolidated balance sheets. Our estimates regarding remediation costs to be incurred were as follows:

(In millions, except percentages)	Jun 30, 2019	Dec 31, 2018
Total remediation costs—undiscounted	$193	$193
Weighted-average discount rate	5.1%	5.1%
Total remediation costs—discounted	$131	$128
Recoverable portion	86	82

We also lease certain government-owned properties and generally are not liable for remediation of preexisting environmental contamination at these sites. As a result, we generally do not provide for these costs in our consolidated financial statements.

Due to the complexity of environmental laws and regulations, the varying costs and effectiveness of alternative cleanup methods and technologies, the uncertainty of insurance coverage, and the unresolved extent of our responsibility, it is difficult to determine the ultimate outcome of environmental matters. However, we do not expect any additional liability to have a material adverse effect on our financial position, results of operations or liquidity.

Financing Arrangements and Other—We issue guarantees, and banks and surety companies issue, on our behalf, letters of credit and surety bonds, to meet various bid, performance, warranty, retention and advance payment obligations for us or our affiliates. These instruments expire on various dates through 2028. Additional guarantees of project performance for which there is no stated value also remain outstanding. The stated values outstanding consisted of the following:

(In millions)	Jun 30, 2019	Dec 31, 2018
Guarantees	$222	$201
Letters of credit	2,260	2,503
Surety bonds	74	166

All guarantees at June 30, 2019 and December 31, 2018 related to our joint venture in Thales-Raytheon Systems Air and Missile Defense Command and Control S.A.S. (TRS AMDC2). We provide these guarantees, as well as letters of credit, to TRS AMDC2 and other affiliates to assist these entities in obtaining financing on more favorable terms, making bids on contracts and performing their contractual obligations. While we expect these entities to satisfy their loans and meet their project performance and other contractual obligations, their failure to do so may result in a future obligation to us. We periodically evaluate the risk of these entities failing to meet their obligations described above. At June 30, 2019, we believe the risk that these entities will not be able to meet their obligations is minimal for the foreseeable future based on their current financial condition. All obligations were current at June 30, 2019. We had an estimated liability of $2 million and $3 million at June 30, 2019 and December 31, 2018, respectively, related to these guarantees.

As discussed in “Note 14: Redeemable Noncontrolling Interests,” under the joint venture agreement between Raytheon Company and Vista Equity Partners, Raytheon may be required to purchase Vista Equity Partners’ interest in Forcepoint.

We have entered into industrial cooperation agreements, sometimes in the form of either offset agreements or in-country industrial participation (ICIP) agreements, as a condition to obtaining orders for our products and services from certain customers in foreign countries. At June 30, 2019, the aggregate amount of our offset agreements, both agreed to and anticipated to be agreed to, had an outstanding notional value of approximately $9.6 billion. These agreements are designed to return economic value to the foreign country by requiring us to engage in activities supporting local defense or commercial industries, promoting a balance of trade, developing in-country technology capabilities or addressing other local development priorities. Offset agreements may be satisfied through activities that do not require a direct cash payment, including transferring technology, providing manufacturing, training and other consulting support to in-country projects, and the purchase by third parties (e.g., our vendors) of supplies from in-country vendors. These agreements may also be satisfied through our use of cash for activities such as subcontracting with local partners, purchasing supplies from in-country vendors, providing financial support for in-country projects and making investments in local ventures. Such activities may also vary by country depending upon requirements as dictated by their governments. We typically do not commit to offset agreements until orders for our products or services are definitive. The amounts ultimately applied against our offset agreements are based on negotiations with the customers and typically require cash outlays that represent only a fraction of the notional value in the offset agreements. Offset programs usually extend over several or more years and may provide for penalties in the event we fail to perform in accordance with offset requirements. Historically, we have not been required to pay any penalties of significance.

As a U.S. government contractor, we are subject to many levels of audit and investigation by the U.S. government relating to our contract performance and compliance with applicable rules and regulations. Agencies that oversee contract performance include: the Defense Contract Audit Agency (DCAA); the Defense Contract Management Agency (DCMA); the Inspectors General of the U.S. Department of Defense (DoD) and other departments and agencies; the Government Accountability Office (GAO); the Department of Justice (DOJ); and Congressional Committees. Other areas of our business operations may also be subject to audit and investigation by these and/or other agencies. From time to time, agencies investigate or conduct audits to determine whether our operations are being conducted in accordance with applicable requirements. Such investigations and audits may be initiated due to a number of reasons, including as a result of a whistleblower complaint. Such investigations and audits could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, the suspension of government export licenses or the suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete and many result in no adverse action against us. Our final allowable incurred costs for each year are also subject to audit and have, from time to time, resulted in disputes between us and the U.S. government, with litigation resulting at the Court of Federal Claims (COFC) or the Armed Services Board of Contract Appeals (ASBCA) or their related courts of appeals. In addition, the DOJ has, from time to time, convened grand juries to investigate possible irregularities by us. We also provide products and services to customers outside of the U.S., and those sales are subject to local government laws, regulations and procurement policies and practices. Our compliance with such local government regulations or any applicable U.S. government regulations (e.g., the Foreign Corrupt Practices Act (FCPA) and International Traffic in Arms Regulations (ITAR)) may also be investigated or audited. Other than as specifically disclosed herein, we do not expect these audits, investigations or disputes to have a material effect on our financial position, results of operations or liquidity, either individually or in the aggregate.

In addition, various other claims and legal proceedings generally incidental to the normal course of business are pending or threatened against, or initiated by, us. We do not expect any of these proceedings to result in any additional liability or gains that would materially affect our financial position, results of operations or liquidity. In connection with certain of our legal matters, we may be entitled to insurance recovery for qualified legal costs or other incurred costs. We do not expect any insurance recovery to have a material impact on the financial exposure that could result from these matters.

Note 14: Redeemable Noncontrolling Interests

Forcepoint is a cybersecurity joint venture company with Vista Equity Partners. The joint venture agreement between Raytheon and Vista Equity Partners provides Vista Equity Partners with certain rights to require Forcepoint to pursue an initial public offering at any time after four years and three months following the closing date of May 29, 2015, or pursue a sale of the company at any time after five years following the closing date. In either of these events, Raytheon has the option to purchase all, but not less than all, of Vista Equity Partners’ interest in Forcepoint for cash at a price equal to fair value as determined under the joint venture agreement. Additionally, Vista Equity Partners has the ability to liquidate its ownership through a put option. The put option allows Vista Equity Partners to require Raytheon to purchase all, but not less than all, of Vista Equity Partners’ interest in Forcepoint for cash at a price equal to fair value as determined under the joint venture agreement. Lastly, Raytheon has the option to purchase all, but not less than all, of Vista Equity Partners’ interest in Forcepoint at a price equal to fair value as determined under the joint venture agreement. The joint venture agreement provides for the process under which the parties would determine the fair value of the interest and could result in a payment by Raytheon shortly after the exercise of Vista Equity Partners’ put option or Raytheon’s purchase option; however, the ultimate timing will depend on the actions of the parties and other factors. The estimate of fair value for purposes of presenting the redeemable noncontrolling interest in our consolidated balance sheets could differ from the parties’ determination of fair value for the interest under the joint venture agreement.

Vista Equity Partners’ adjusted equity interest in the Forcepoint joint venture was 19.5% at June 30, 2019. Vista Equity Partners’ interest in Forcepoint is presented as redeemable noncontrolling interest, outside of stockholders’ equity, in our consolidated balance sheets. The redeemable noncontrolling interest is recognized at the greater of the estimated redemption value as of the balance sheet date, which was $401 million at June 30, 2019, or the carrying value, defined as the initial value adjusted for Vista Equity Partners’ share of the cumulative impact of net income (loss), other changes in accumulated other comprehensive income (loss) and additional contributions, which was $269 million at June 30, 2019. Adjustments to the redemption value over the period from the date of acquisition to the redemption date are immediately recorded to retained earnings.

As discussed in “Note 10: Acquisitions, Divestitures and Goodwill,” in February 2019, we amended and restated the RGNext joint venture agreement and acquired an additional 10% equity ownership in the joint venture, increasing our equity ownership to 60% and giving us control of the operations, with GDIT obtaining only protective rights. As a result, we now consolidate the results of RGNext in our consolidated financial statements. The amendment to the RGNext joint venture agreement provides GDIT with the ability to liquidate its ownership and receive an amount equal to its contributed capital (the redemption value). As such, GDIT’s interest in RGNext is presented as redeemable noncontrolling interest, outside of stockholders’ equity, in our consolidated balance sheets, and is recorded at the greater of its carrying value or the redemption value.

A rollforward of redeemable noncontrolling interests was as follows:

(In millions)	Forcepoint	RGNext	Total
Balance at March 31, 2019	$399	$33	$432
Net income (loss)	(5)	1	(4)
Other comprehensive income (loss), net of tax(1)	—	—	—
Adjustment of noncontrolling interests to redemption value	7	—	7
Balance at June 30, 2019	$401	$34	$435

Balance at December 31, 2018	$411	$—	$411
RGNext initial recognition	—	32	32
Net income (loss)	(12)	2	(10)
Other comprehensive income (loss), net of tax(1)	—	—	—
Adjustment of noncontrolling interests to redemption value	2	—	2
Balance at June 30, 2019	$401	$34	$435

Balance at April 1, 2018	$492	$—	$492
Net income (loss)	(9)	—	(9)
Other comprehensive income (loss), net of tax	(1)	—	(1)
Adjustment of noncontrolling interests to redemption value	30	—	30
Balance at July 1, 2018	$512	$—	$512

Balance at December 31, 2017	$512	$—	$512
Net income (loss)	(19)	—	(19)
Other comprehensive income (loss), net of tax(1)	—	—	—
Adjustment of noncontrolling interests to redemption value	19	—	19
Balance at July 1, 2018	$512	$—	$512
(1)	Other comprehensive income (loss), net of tax, related to Forcepoint was a loss of less than $1 million and income of less than $1 million for the second quarter and first six months of 2019, respectively, and a loss of less than $1 million for the first six months of 2018.

Note 15: Stockholders’ Equity

The changes in shares of our common stock outstanding were as follows:

	Three Months Ended		Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Beginning balance	280.1	287.2	282.1	288.4
Stock plans activity	—	—	1.1	1.0
Share repurchases	(1.7)	(2.0)	(4.8)	(4.2)
Ending balance	278.4	285.2	278.4	285.2

From time to time, our Board of Directors authorizes the repurchase of shares of our common stock. In November 2015, our Board authorized the repurchase of up to $2.0 billion of our outstanding common stock. In November 2017, our Board also authorized the repurchase of up to an additional $2.0 billion of our outstanding common stock. At June 30, 2019, we had approximately $0.7 billion available under the 2017 repurchase program. However, the merger agreement restricts us from repurchasing shares other than to satisfy tax withholding obligations. For more information refer to “Note 2: Proposed Merger with United Technologies Corporation (UTC).”

Share repurchases also include shares surrendered by employees to satisfy tax withholding obligations in connection with restricted stock, RSUs and LTPP awards issued to employees.

Our share repurchases were as follows:

	Three Months Ended
(In millions)	Jun 30, 2019		Jul 1, 2018
	$	Shares	$	Shares
Shares repurchased under our share repurchase programs	$300	1.7	$400	1.9
Shares repurchased to satisfy tax withholding obligations	—	—	19	0.1
Total share repurchases	$300	1.7	$419	2.0

	Six Months Ended
(In millions)	Jun 30, 2019		Jul 1, 2018
	$	Shares	$	Shares
Shares repurchased under our share repurchase programs	$800	4.4	$800	3.8
Shares repurchased to satisfy tax withholding obligations	66	0.4	91	0.4
Total share repurchases	$866	4.8	$891	4.2

In March 2019, our Board of Directors authorized an 8.6% increase to our annual dividend payout rate from $3.47 to $3.77 per share. Our Board of Directors also declared dividends of $0.9425 and $1.885 per share during the second quarter and first six months of 2019, respectively, compared to dividends of $0.8675 and $1.735 per share during the second quarter and first six months of 2018, respectively. Dividends are subject to quarterly approval by our Board of Directors.

Stock-based Compensation Plans

On May 30, 2019 our stockholders approved the Raytheon 2019 Stock Plan. The 2019 Stock Plan provides for stock-based awards to be issued as restricted stock, RSUs, stock grants, stock options or stock appreciation rights, including awards based on performance criteria. The plan authorizes the issuance of 2.7 million shares in addition to shares remaining available for awards under the Raytheon 2010 Stock Plan as of December 31, 2018. The total maximum number of shares originally authorized for issuance under the 2019 Stock Plan, the 2010 Stock Plan and other prior Raytheon plans is 44.5 million. The 2019 Stock Plan provides that awards to our officers, employees and consultants are generally granted by the Management Development and Compensation Committee (MDCC) of our Board of Directors and are compensatory in nature, while awards to our non-employee directors are granted by the Board’s Governance and Nominating Committee. At June 30, 2019, there were 7.9 million shares available for new awards and 2.9 million shares outstanding under the 2019 Stock Plan, the 2010 Stock Plan and other prior Raytheon plans.

Restricted Stock and RSUs—During the first six months of 2019, we granted 0.1 million combined shares of restricted stock and RSUs with a weighted-average grant-date fair value of $179.87 per share, calculated under the intrinsic value method. These awards generally vest in equal installments on each of the second, third and fourth anniversary dates of the award’s grant date.

LTPP—During the first six months of 2019, we granted RSUs subject to the 2019–2021 LTPP with an aggregate target award of 0.1 million units and a weighted-average grant-date fair value of $175.93 per share. The performance goals for the 2019–2021 LTPP awards are independent of each other and based on three metrics, as defined in the LTPP award agreements: return on invested capital (ROIC), weighted at 50%; total shareholder return (TSR) relative to a peer group, weighted at 25%; and cumulative free cash flow from continuing operations (CFCF), weighted at 25%. The ultimate award, which is determined at the end of the three-year cycle, can range from zero to 200% of the target award and includes dividend equivalents, which are not included in the aggregate target award numbers. The grant-date fair value is based upon the value determined under the intrinsic value method for the CFCF and ROIC portions of the award and the Monte Carlo simulation method for the TSR portion of the award.

Forcepoint Plans—Forcepoint unit appreciation rights and profits interests vest over a specified period of time and settlement is subject to a liquidity event defined as either a change in control or an initial public offering of the joint venture. In certain limited circumstances other vesting conditions may apply. The impact attributable to these other vesting conditions was income of $2 million and expense of $3 million in the second quarters of 2019 and 2018, respectively, and income of $4 million and expense of $4 million in the first six months of 2019 and 2018, respectively. At June 30, 2019, there were 174 thousand combined units and/or profits interests authorized for award under these plans.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) includes gains and losses associated with pension and other postretirement benefit (PRB) plans, foreign exchange translation adjustments, gains and losses on derivative instruments qualified as cash flow hedges included in the assessment of effectiveness, and unrealized gains (losses) on available-for-sale investments. The computation of other comprehensive income (loss) and its components are presented in the consolidated statements of comprehensive income.

A rollforward of accumulated other comprehensive income (loss) was as follows:

(In millions)	Pension and PRB plans, net(1)	Foreign exchange translation	Cash flow hedges(2)	Unrealized gains (losses) on investments and other, net(3)	Total
Balance at December 31, 2018	$(8,483)	$(131)	$(2)	$(2)	$(8,618)
Before tax amount	553	2	(2)	—	553
Tax (expense) or benefit	(116)	—	(1)	—	(117)
Net of tax amount	437	2	(3)	—	436
Balance at June 30, 2019	$(8,046)	$(129)	$(5)	$(2)	$(8,182)

Balance at December 31, 2017	$(7,843)	$(95)	$6	$(3)	$(7,935)
Before tax amount	696	(19)	(10)	—	667
Tax (expense) or benefit	(146)	—	2	—	(144)
Net of tax amount	550	(19)	(8)	—	523
Reclassification of stranded tax effects	(1,452)	—	1	—	(1,451)
Balance at July 1, 2018	$(8,745)	$(114)	$(1)	$(3)	$(8,863)
(1)	Pension and PRB plans, net is shown net of cumulative tax benefits of $2,139 million and $2,255 million at June 30, 2019 and December 31, 2018, respectively.

(2)	Cash flow hedges are shown net of cumulative tax benefits of zero and $1 million at June 30, 2019 and December 31, 2018, respectively.

(3)	Unrealized gains (losses) on investments and other, net are shown net of cumulative tax expense of $1 million at June 30, 2019 and December 31, 2018.

In the first quarter of 2018, we reclassified the stranded tax effects related to the enactment of the Tax Cuts and Jobs Act of 2017 (2017 Act) from accumulated other comprehensive loss (AOCL) to retained earnings in accordance with ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. These stranded tax effects related to the deferred tax amounts at December 31, 2017 recorded through other comprehensive income prior to the enactment date using the prior 35% statutory tax rate that remained in other comprehensive income despite the fact that the related deferred tax assets and liabilities were remeasured to reflect the newly enacted tax rate of 21%.

Other material amounts reclassified out of AOCL related to the amortization of net actuarial loss associated with our pension plans were $546 million and $688 million before tax in the first six months of 2019 and 2018, respectively. This component of AOCL is included in the calculation of net periodic pension expense (income). See “Note 16: Pension and Other Employee Benefits” for additional details.

We expect $2 million net of tax of net unrealized losses on our cash flow hedges at June 30, 2019 to be reclassified into earnings at then-current values over the next 12 months as the underlying hedged transactions occur.

Note 16: Pension and Other Employee Benefits

We have pension plans covering the majority of our employees hired prior to January 1, 2007, including certain employees in foreign countries (Pension Benefits). Our primary pension obligations relate to our domestic Internal Revenue Service (IRS) qualified pension plans. In addition, we provide certain health care and life insurance benefits to retired employees and to eligible employees upon retirement through PRB plans.

We also sponsor nonqualified defined benefit and defined contribution plans to provide benefits in excess of qualified plan limits. We have set aside certain assets in a separate trust, which we expect to be used to pay for trust obligations. The fair value of marketable securities held in trust, which are considered Level 1 assets under the fair value hierarchy, consisted of the following:

(In millions)	Jun 30, 2019	Dec 31, 2018
Marketable securities held in trust	$686	$642

Included in marketable securities held in trust in the table above was $429 million and $420 million at June 30, 2019 and December 31, 2018, respectively, related to the nonqualified defined contribution plans. The liabilities related to the nonqualified defined contribution plans were $438 million and $431 million at June 30, 2019 and December 31, 2018, respectively.

The components of net periodic pension expense (income) were as follows:

	Three Months Ended		Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Operating expense
Service cost	$104	$128	$209	$255
Non-operating expense
Interest cost	261	252	522	505
Expected return on plan assets	(360)	(363)	(719)	(726)
Amortization of prior service cost	2	2	3	3
Amortization of net actuarial loss	273	344	546	688
Total pension non-service expense	176	235	352	470
Net periodic pension expense (income)	$280	$363	$561	$725

Net periodic pension expense (income) includes income of $1 million and $2 million from foreign Pension Benefits plans in the second quarters of 2019 and 2018, respectively, and income of $2 million and $4 million in the first six months of 2019 and 2018, respectively.

Net periodic PRB expense was $5 million in both the second quarters of 2019 and 2018, and $11 million and $10 million in the first six months of 2019 and 2018, respectively.

Long-term pension and PRB liabilities consisted of the following:

(In millions)	Jun 30, 2019	Dec 31, 2018
Long-term pension liabilities	$5,922	$6,111
Long-term PRB liabilities	352	354
Total long-term pension and PRB liabilities	$6,274	$6,465

We made the following contributions to our pension and PRB plans:

	Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018
Required pension contributions	$196	$488
PRB contributions	11	9
Total	$207	$497

We did not make any discretionary contributions to our pension plans during the first six months of 2019 or 2018; however, we periodically evaluate whether to make discretionary contributions.

Note 17: Income Taxes

We are subject to income taxes in the U.S. and numerous foreign jurisdictions. With the exception of one matter related to the 2015 tax year, all IRS examinations related to originally filed returns are closed through the 2016 tax year. No amount related to the 2015 matter is reflected in unrecognized tax benefits as of June 30, 2019. In 2018 we amended tax returns for tax years 2014–2016 to reflect refund claims related to increased Research and Development tax credits (R&D tax credits), which will be subject to audit. We are also under audit by multiple state and foreign tax authorities.

In the second quarter of 2018, we determined we would make a $1.25 billion contribution to our pension plans in the third quarter of 2018, and as a result recorded a net tax benefit of $95 million in the second quarter of 2018. This was primarily due to the remeasurement of the related deferred tax asset balance at the 2017 tax rate of 35% versus the 2018 tax rate of 21% since the discretionary contribution was deductible on our 2017 tax return. This decreased our effective tax rate by 11.5% and 6.0% in the second quarter and first six months of 2018, respectively.

The balance of our unrecognized tax benefits, exclusive of interest, was $203 million and $92 million at June 30, 2019 and December 31, 2018, respectively, the majority of which would affect our earnings if recognized. The increase in the balance of our unrecognized tax benefits during the first six months of 2019 is related to positions we expect to take on amended state tax returns.

We accrue interest and penalties related to unrecognized tax benefits in tax expense. Interest and penalties recognized during the second quarter and first six months of 2019 and 2018 and accrued as of June 30, 2019 and December 31, 2018 were de minimis.

Note 18: Business Segment Reporting

Our reportable segments, organized based on capabilities and technologies, are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and Forcepoint. Segment total net sales and operating income include intersegment sales and profit generally recorded at cost-plus a specified fee, which may differ from what the selling entity would be able to obtain on sales to external customers. Eliminations include intersegment sales and profit eliminations. Corporate operating income includes expenses that represent unallocated costs and certain other corporate costs not considered part of management’s evaluation of reportable segment operating performance. Acquisition Accounting Adjustments include the adjustments to record acquired deferred revenue at fair value as part of our purchase price allocation process and the amortization of acquired intangible assets related to historical acquisitions.

Segment financial results were as follows:

	Three Months Ended		Six Months Ended
Total Net Sales (in millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Integrated Defense Systems	$1,641	$1,514	$3,191	$3,003
Intelligence, Information and Services	1,777	1,687	3,554	3,269
Missile Systems	2,210	2,051	4,216	3,899
Space and Airborne Systems	1,817	1,605	3,470	3,173
Forcepoint	156	148	314	289
Eliminations	(442)	(376)	(856)	(733)
Total business segment sales	7,159	6,629	13,889	12,900
Acquisition Accounting Adjustments	—	(4)	(1)	(8)
Total	$7,159	$6,625	$13,888	$12,892

	Three Months Ended		Six Months Ended
Intersegment Sales (in millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Integrated Defense Systems	$22	$15	$43	$30
Intelligence, Information and Services	183	167	351	329
Missile Systems	58	42	101	77
Space and Airborne Systems	173	148	346	287
Forcepoint	6	4	15	10
Total	$442	$376	$856	$733

	Three Months Ended		Six Months Ended
Operating Income (in millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Integrated Defense Systems	$264	$262	$522	$535
Intelligence, Information and Services	161	128	348	245
Missile Systems	253	231	443	443
Space and Airborne Systems	229	206	441	399
Forcepoint	(3)	(8)	(12)	(15)
Eliminations	(46)	(41)	(93)	(81)
Total business segment operating income	858	778	1,649	1,526
Acquisition Accounting Adjustments	(27)	(34)	(55)	(67)
FAS/CAS Operating Adjustment	363	353	729	707
Corporate	(18)	3	(34)	(25)
Total	$1,176	$1,100	$2,289	$2,141

	Three Months Ended		Six Months Ended
Intersegment Operating Income (in millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
Integrated Defense Systems	$2	$1	$4	$3
Intelligence, Information and Services	18	17	35	34
Missile Systems	5	4	9	7
Space and Airborne Systems	17	15	34	29
Forcepoint	4	4	11	8
Total	$46	$41	$93	$81

The FAS/CAS Operating Adjustment, which is reported as a separate line in our segment results above, represents the difference between the service cost component of our pension and PRB expense or income under Financial Accounting Standards (FAS) in accordance with U.S. GAAP and our pension and PRB expense under U.S. government Cost Accounting Standards (CAS). The results of each segment only include pension and PRB expense under CAS that we generally recover through the pricing of our products and services to the U.S. government.

The pension and PRB components of the FAS/CAS Operating Adjustment were as follows:

	Three Months Ended		Six Months Ended
(In millions)	Jun 30, 2019	Jul 1, 2018	Jun 30, 2019	Jul 1, 2018
FAS/CAS Pension Operating Adjustment	$361	$350	$723	$701
FAS/CAS PRB Operating Adjustment	2	3	6	6
FAS/CAS Operating Adjustment	$363	$353	$729	$707

Total assets for each of our business segments were as follows:

Total Assets (in millions)	Jun 30, 2019	Dec 31, 2018(2)
Integrated Defense Systems(1)	$4,965	$4,826
Intelligence, Information and Services(1)	4,372	4,238
Missile Systems(1)	8,769	8,229
Space and Airborne Systems(1)	6,897	6,740
Forcepoint(1)	2,422	2,529
Corporate	4,761	6,108
Total	$32,186	$32,670
(1)	Total assets includes intangible assets. Related amortization expense is included in Acquisition Accounting Adjustments.

(2)	Amounts have been recast to reflect the adoption of ASU 2016-02, Leases (Topic 842). Operating lease right-of-use assets are all recorded at Corporate.

We disaggregate our revenue from contracts with customers by geographic location, customer-type and contract-type for each of our segments, as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. See details in the tables below.

	Three Months Ended June 30, 2019
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$206	$224	$715	$632	$40	$—	$1,817
Cost-type contracts	466	1,132	794	713	4	—	3,109
Direct commercial sales and other U.S. sales
Fixed-price contracts	1	31	8	32	45	—	117
Cost-type contracts	—	5	—	—	—	—	5
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	45	61	128	36	—	—	270
Cost-type contracts	16	9	7	8	—	—	40
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	187	48	49	58	16	—	358
Cost-type contracts	19	—	1	—	—	—	20
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	171	6	191	83	—	—	451
Cost-type contracts	52	5	4	22	—	—	83
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	262	9	150	1	8	—	430
Cost-type contracts	—	—	18	—	—	—	18
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	132	—	37	20	—	—	189
Cost-type contracts	12	—	10	2	—	—	24
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	47	53	40	37	37	—	214
Cost-type contracts	3	11	—	—	—	—	14
Total net sales	1,619	1,594	2,152	1,644	150	—	7,159
Intersegment sales	22	183	58	173	6	(442)	—
Acquisition Accounting Adjustments	—	—	—	—	—	—	—
Reconciliation to business segment sales	$1,641	$1,777	$2,210	$1,817	$156	$(442)	$7,159
(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended June 30, 2019
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$673	$1,392	$1,517	$1,377	$89	$5,048
Asia/Pacific	267	118	185	102	16	688
Middle East and North Africa	485	20	363	106	8	982
All other (principally Europe)	194	64	87	59	37	441
Total net sales	$1,619	$1,594	$2,152	$1,644	$150	$7,159

	Three Months Ended June 30, 2019
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$672	$1,356	$1,509	$1,345	$44	$4,926
U.S. direct commercial sales and other U.S. sales	1	36	8	32	45	122
Foreign military sales through the U.S. government	428	81	377	171	—	1,057
Foreign direct commercial sales and other foreign sales(1)	518	121	258	96	61	1,054
Total net sales	$1,619	$1,594	$2,152	$1,644	$150	$7,159
(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended June 30, 2019
Total Net Sales by Contract-Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$1,051	$432	$1,318	$899	$146	$3,846
Cost-type contracts	568	1,162	834	745	4	3,313
Total net sales	$1,619	$1,594	$2,152	$1,644	$150	$7,159

	Three Months Ended July 1, 2018
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$198	$250	$651	$525	$21	$—	$1,645
Cost-type contracts	411	1,043	685	642	4	—	2,785
Direct commercial sales and other U.S. sales
Fixed-price contracts	2	29	10	31	51	—	123
Cost-type contracts	—	6	1	1	—	—	8
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	50	51	113	37	—	—	251
Cost-type contracts	22	11	21	5	—	—	59
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	191	53	44	51	17	—	356
Cost-type contracts	42	—	—	—	—	—	42
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	243	6	126	64	—	—	439
Cost-type contracts	38	1	7	17	—	—	63
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	227	4	240	35	8	—	514
Cost-type contracts	—	—	—	—	—	—	—
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	28	—	32	12	—	—	72
Cost-type contracts	7	—	20	1	—	—	28
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	37	58	58	36	39	—	228
Cost-type contracts	3	8	1	—	—	—	12
Total net sales	1,499	1,520	2,009	1,457	140	—	6,625
Intersegment sales	15	167	42	148	4	(376)	—
Acquisition Accounting Adjustments	—	—	—	—	4	(4)	—
Reconciliation to business segment sales	$1,514	$1,687	$2,051	$1,605	$148	$(380)	$6,625
(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended July 1, 2018
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$611	$1,328	$1,347	$1,199	$76	$4,561
Asia/Pacific	305	115	178	93	17	708
Middle East and North Africa	508	11	373	116	8	1,016
All other (principally Europe)	75	66	111	49	39	340
Total net sales	$1,499	$1,520	$2,009	$1,457	$140	$6,625

	Three Months Ended July 1, 2018
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$609	$1,293	$1,336	$1,167	$25	$4,430
U.S. direct commercial sales and other U.S. sales	2	35	11	32	51	131
Foreign military sales through the U.S. government	388	69	319	136	—	912
Foreign direct commercial sales and other foreign sales(1)	500	123	343	122	64	1,152
Total net sales	$1,499	$1,520	$2,009	$1,457	$140	$6,625
(1)	Excludes foreign military sales through the U.S. government.

	Three Months Ended July 1, 2018
Total Net Sales by Contract-Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$976	$451	$1,274	$791	$136	$3,628
Cost-type contracts	523	1,069	735	666	4	2,997
Total net sales	$1,499	$1,520	$2,009	$1,457	$140	$6,625

	Six Months Ended June 30, 2019
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$427	$449	$1,423	$1,181	$76	$—	$3,556
Cost-type contracts	891	2,283	1,492	1,372	8	—	6,046
Direct commercial sales and other U.S. sales
Fixed-price contracts	2	64	16	58	89	—	229
Cost-type contracts	—	9	—	1	1	—	11
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	85	134	251	68	—	—	538
Cost-type contracts	34	20	23	16	—	—	93
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	355	89	81	106	32	—	663
Cost-type contracts	36	—	1	—	—	—	37
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	439	9	307	157	—	—	912
Cost-type contracts	100	10	9	42	—	—	161
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	458	16	295	19	16	—	804
Cost-type contracts	—	—	37	—	—	—	37
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	212	1	71	36	—	—	320
Cost-type contracts	23	—	26	2	—	—	51
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	81	102	82	66	76	—	407
Cost-type contracts	5	17	1	—	—	—	23
Total net sales	3,148	3,203	4,115	3,124	298	—	13,888
Intersegment sales	43	351	101	346	15	(856)	—
Acquisition Accounting Adjustments	—	—	—	—	1	(1)	—
Reconciliation to business segment sales	$3,191	$3,554	$4,216	$3,470	$314	$(857)	$13,888
(1)	Excludes foreign military sales through the U.S. government.

	Six Months Ended June 30, 2019
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$1,320	$2,805	$2,931	$2,612	$174	$9,842
Asia/Pacific	510	243	356	190	32	1,331
Middle East and North Africa	997	35	648	218	16	1,914
All other (principally Europe)	321	120	180	104	76	801
Total net sales	$3,148	$3,203	$4,115	$3,124	$298	$13,888

	Six Months Ended June 30, 2019
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$1,318	$2,732	$2,915	$2,553	$84	$9,602
U.S. direct commercial sales and other U.S. sales	2	73	16	59	90	240
Foreign military sales through the U.S. government	893	174	687	321	—	2,075
Foreign direct commercial sales and other foreign sales(1)	935	224	497	191	124	1,971
Total net sales	$3,148	$3,203	$4,115	$3,124	$298	$13,888
(1)	Excludes foreign military sales through the U.S. government.

	Six Months Ended June 30, 2019
Total Net Sales by Contract-Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$2,059	$864	$2,526	$1,691	$289	$7,429
Cost-type contracts	1,089	2,339	1,589	1,433	9	6,459
Total net sales	$3,148	$3,203	$4,115	$3,124	$298	$13,888

	Six Months Ended July 1, 2018
Disaggregation of Total Net Sales (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Other	Total
United States
Sales to the U.S. government(1)
Fixed-price contracts	$425	$502	$1,234	$1,070	$42	$—	$3,273
Cost-type contracts	813	1,999	1,313	1,286	7	—	5,418
Direct commercial sales and other U.S. sales
Fixed-price contracts	4	56	23	57	100	—	240
Cost-type contracts	1	9	—	1	—	—	11
Asia/Pacific
Foreign military sales through the U.S. government
Fixed-price contracts	80	102	209	66	—	—	457
Cost-type contracts	47	25	39	6	—	—	117
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	337	97	87	101	32	—	654
Cost-type contracts	69	—	1	—	—	—	70
Middle East and North Africa
Foreign military sales through the U.S. government
Fixed-price contracts	438	10	206	118	—	—	772
Cost-type contracts	70	1	14	32	—	—	117
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	574	9	470	56	15	—	1,124
Cost-type contracts	—	—	—	—	—	—	—
All other (principally Europe)
Foreign military sales through the U.S. government
Fixed-price contracts	25	—	58	22	—	—	105
Cost-type contracts	15	—	44	2	—	—	61
Direct commercial sales and other foreign sales(1)
Fixed-price contracts	70	110	123	69	75	—	447
Cost-type contracts	5	20	1	—	—	—	26
Total net sales	2,973	2,940	3,822	2,886	271	—	12,892
Intersegment sales	30	329	77	287	10	(733)	—
Acquisition Accounting Adjustments	—	—	—	—	8	(8)	—
Reconciliation to business segment sales	$3,003	$3,269	$3,899	$3,173	$289	$(741)	$12,892
(1)	Excludes foreign military sales through the U.S. government.

	Six Months Ended July 1, 2018
Total Net Sales by Geographic Area (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
United States	$1,243	$2,566	$2,570	$2,414	$149	$8,942
Asia/Pacific	533	224	336	173	32	1,298
Middle East and North Africa	1,082	20	690	206	15	2,013
All other (principally Europe)	115	130	226	93	75	639
Total net sales	$2,973	$2,940	$3,822	$2,886	$271	$12,892

	Six Months Ended July 1, 2018
Total Net Sales by Major Customer (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Sales to the U.S. government(1)	$1,238	$2,501	$2,547	$2,356	$49	$8,691
U.S. direct commercial sales and other U.S. sales	5	65	23	58	100	251
Foreign military sales through the U.S. government	675	138	570	246	—	1,629
Foreign direct commercial sales and other foreign sales(1)	1,055	236	682	226	122	2,321
Total net sales	$2,973	$2,940	$3,822	$2,886	$271	$12,892
(1)	Excludes foreign military sales through the U.S. government.

	Six Months Ended July 1, 2018
Total Net Sales by Contract-Type (in millions)	Integrated Defense Systems	Intelligence, Information and Services	Missile Systems	Space and Airborne Systems	Forcepoint	Total
Fixed-price contracts	$1,953	$886	$2,410	$1,559	$264	$7,072
Cost-type contracts	1,020	2,054	1,412	1,327	7	5,820
Total net sales	$2,973	$2,940	$3,822	$2,886	$271	$12,892

Note 19: Remaining Performance Obligations

Remaining performance obligations represents the transaction price of firm orders for which work has not been performed and excludes unexercised contract options and potential orders under ordering-type contracts (e.g., indefinite-delivery, indefinite-quantity (IDIQ)). As of June 30, 2019, the aggregate amount of the transaction price allocated to remaining performance obligations was $43,131 million. We expect to recognize revenue on approximately half and three-quarters of the remaining performance obligations over the next 12 and 24 months, respectively, with the remainder recognized thereafter.

Recent events have caused increased attention on U.S. defense sales to KSA. KSA represents less than 5% of our sales and $2.4 billion of our remaining performance obligations at June 30, 2019. Although we currently do not expect to be prevented from doing business in KSA, if government action impairs our ability to fulfill our contractual obligations or otherwise to continue to do business in KSA, it would have a material adverse effect on our financial results.

With respect to the unaudited consolidated financial information of Raytheon Company for the six months ended June 30, 2019 and July 1, 2018, PricewaterhouseCoopers LLP (PricewaterhouseCoopers) reported that it has applied limited procedures in accordance with professional standards for a review of such information. Its report dated July 25, 2019, appearing below, states that the firm did not audit and does not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on its report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (Securities Act) for its report on the unaudited consolidated financial information because that report is not a “report” or a “part” of a registration statement prepared or certified by PricewaterhouseCoopers within the meaning of Sections 7 and 11 of the Securities Act.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Raytheon Company

Results of Review of Interim Financial Statements

We have reviewed the accompanying consolidated balance sheet of Raytheon Company and its subsidiaries (the “Company”) as of June 30, 2019, and the related consolidated statements of operations, of comprehensive income and of equity for the three-month and six-month periods ended June 30, 2019 and July 1, 2018, and the consolidated statements of cash flows for the six-month periods ended June 30, 2019 and July 1, 2018, including the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2018, and the related consolidated statements of operations, of comprehensive income, of equity and of cash flows for the year then ended (not presented herein), and in our report dated February 13, 2019, which included a paragraph describing a change in the manner in which it accounts for certain stranded tax effects impacting accumulated other comprehensive income and the manner in which it presents and discloses certain net periodic pension and postretirement benefit costs in the Company’s statements of operations, we expressed an unqualified opinion on those consolidated financial statements. As discussed in Note 3 to the accompanying consolidated interim financial statements, the Company changed its method of accounting for leases. The accompanying December 31, 2018 consolidated balance sheet reflects this change.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 25, 2019